QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

US ECOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

US ECOLOGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Eastern Daylight Time on Wednesday, May 27, 2015
PLACE	Fairfield Inn & Suites 17350 Fox Drive Livonia, Michigan 48152
PURPOSE	(1)	To elect seven directors to the Board of Directors to serve a one-year term.
	(2)	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2015.
	(3)	To hold a non-binding advisory vote on the Company's executive compensation.
	(4)	To approve the Company's Omnibus Incentive Plan.
	(5)	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.
RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on April 2, 2015. A list of stockholders will be available for inspection at the Company's principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.
VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Stephen A. Romano
 Chairman of the Board of Directors

Boise, Idaho
April 15, 2015

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2015

PROXY STATEMENT

        The Board of Directors ("Board" or "Board of Directors") of US Ecology, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 27, 2015, at 8:00 a.m. Eastern Daylight Time, at the Fairfield Inn & Suites, 17350 Fox Drive, Livonia, Michigan 48152 including any adjournments or postponements thereof (the "Meeting" or the "Annual Meeting"). We intend to mail a Notice Regarding the Availability of Proxy Materials ("Notice") and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting on or about April 16, 2015.

PROXY SOLICITATION AND VOTING INFORMATION

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2014 ("Annual Report"), to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will inform stockholders how they may access and review all of the proxy materials. The Notice will also inform stockholders how to submit a proxy through the Internet. If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

        If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone or by mail. The procedures for voting by proxy are as follows:

  •
  To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

  •
  To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

  •
  To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

        All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company's independent registered public accounting firm, FOR the compensation as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement,

FOR the US Ecology, Inc. Omnibus Incentive Plan and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

        The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 26, 2015, to be counted.

        The Annual Report is being furnished with this Proxy Statement to stockholders of record as of April 2, 2015. The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company fixed April 2, 2015 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date there were 21,658,957 shares of common stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (7), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

        The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company's Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-employee directors are not involved in day-to-day operations, they are kept informed of the Company's business through written financial and operations reports and other documents provided to them from time to time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of, the Board of Directors and the three standing committees of the Board of Directors.

        The Board of Directors is ultimately responsible for the Company's corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

        The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executive Officers as well as a Code of Ethics for Directors (collectively the "Codes of Ethics"), which have been filed with the SEC and posted on the Company's website at www.usecology.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. Any future waivers or changes would be disclosed on the Company's website.

        Independence.    The Company is required by NASDAQ listing standards to have a majority of independent directors. The Board of Directors has determined that six of the Company's present seven directors are independent as defined by the applicable NASDAQ standards. These six directors are Victor J. Barnhart, Joe F. Colvin, Katina Dorton, Daniel Fox, David M. Lusk and Stephen A. Romano. The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. If John T. Sahlberg is elected as a director, it is anticipated that he will be independent as defined by the applicable NASDAQ standards. Mr. Feeler is the Company's President and Chief Executive Officer and therefore not considered independent under the applicable NASDAQ standards.

        Meetings of the Board of Directors.    During the year ended December 31, 2014, the Board of Directors held four regularly scheduled meetings. Four special meetings of the Board were also held. Each of the directors attended at least 75% of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he or she served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All directors who stood for election at the 2014 Annual Meeting of Stockholders on May 22, 2014 attended that meeting. It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2014.

        Risk Oversight.    The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value while managing risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is monitored and coordinated by the Company's Audit Committee. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company's business strategy. The Company conducts an annual assessment of the risk management process which is monitored and coordinated by the Company's Audit Committee and which findings are reported to the Board.

        Committees of the Board of Directors.    The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

        Audit Committee—The current members of the Audit Committee are Messrs. Barnhart and Fox and Ms. Dorton. Mr. Fox is the chairman. The Audit Committee, which met five times in 2014, has duties that include the following:

  •
  Reviews the proposed plan and scope of the Company's annual audit, as well as the audit results, and reviews and approves the selection of and services provided by the Company's independent registered public accountant and its fees;

  •
  Meets with management to assure the adequacy of accounting principles, financial controls and policies;

  •
  Reviews transactions that may present a conflict of interest on the part of management or individual directors;

  •
  Meets at least quarterly to review financial results, discuss financial statements and SEC reporting and make recommendations to the Board;

  •
  Oversees enterprise-wide approach to risk management;

  •
  Monitors dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

  •
  Reviews the independent registered public accountant's recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

        The Board of Directors has determined that each of Messrs. Barnhart and Fox and Ms. Dorton meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that each of Mr. Fox and Ms. Dorton qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-K. Effective as of the Annual Meeting date, it is intended that an independent director will be appointed to replace Mr. Barnhart on the Audit Committee. The written charter for the Audit Committee is available on the Company's website at www.usecology.com.

        Corporate Governance Committee—The current members of the Corporate Governance Committee are Messrs. Barnhart, Colvin and Fox. Mr. Barnhart is the chairman. The Corporate Governance Committee, which met eight times in 2014, fulfills the requirement of a nominating committee composed solely of independent directors as required by the applicable NASDAQ listing standards. The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. Mr. Lusk was appointed to the Board in 2014 at the recommendation of Mr. Feeler, President and Chief Executive Officer. Mr. Barnhart, a non-management director, recommended Ms. Dorton's appointment to the Board in 2014. On April 7, 2015, the Corporate Governance Committee recommended and the Board of Directors discussed and approved the seven director nominees standing for election at the Annual Meeting, six of whom the Board of Directors has determined are independent as defined by the applicable NASDAQ standards. Mr. Fox, a non-management director, recommended Mr. Sahlberg to be included in this year's Board slate.

        The Corporate Governance Committee does not have a stated policy with regard to the consideration of diversity in identifying director nominees, but rather evaluates candidates based upon various factors, including, but not limited to:

  •
  Integrity;

  •
  Education and business experience;

  •
  Broad-based business acumen;

  •
  Understanding of the Company's business, industry and related regulatory environment; and

  •
  Expertise.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skill and other qualities that contribute to Board heterogeneity. The Corporate Governance Committee and Board evaluated the qualifications of the Board as a whole, considering a number of key skills. The Corporate Governance Committee concluded that the individuals nominated to stand for election at the Annual Meeting of Stockholders collectively offer a mix of skills, expertise and experience that is well suited to the Company's needs. Effective as of the Annual Meeting date, it is intended that an independent director will be appointed to replace Mr. Barnhart on the Corporate Governance Committee. The written charter for the Corporate Governance Committee is available on the Company's website at www.usecology.com.

        Compensation Committee—The current members of the Compensation Committee are Messrs. Colvin and Fox and Ms. Dorton. Mr. Colvin is the chairman. The Board of Directors has determined that each of Mr. Colvin, Mr. Fox and Ms. Dorton meets the independence requirements for Compensation Committee service set forth by the applicable NASDAQ listing standards. The Compensation Committee, which met four times in 2014, makes recommendations to the Board concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the Amended and Restated 2005 Non-Employee Director Compensation Plan, the 2006 Restricted Stock Plan, the 2008 Stock Option Incentive Plan and the Omnibus Incentive Plan, addresses executive compensation and contract matters, recommends director compensation and performs other Board-delegated functions. The written charter for the Compensation Committee is available on the Company's website at www.usecology.com.

        Board Leadership Structure.    The Board has separated the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on operating and growing the Company, while allowing the Chairman of the Board to lead the Board and provide advice to management based on his industry and regulatory experience. While the Company's Amended and Restated Bylaws or Corporate Governance Guidelines do not require that the Chairman of the Board and Chief Executive Officer positions be filled by separate individuals, the Board believes that having separate individuals serve as Chief Executive Officer and Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates the Company's continuing commitment to strong corporate governance. The Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

        Lead Director.    The Corporate Governance Committee Charter specifies that when the Chairman of the Board also serves as an employee of the Company, the Chairman of the Corporate Governance Committee shall serve as "Lead Director" and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed. For 2014 there was no Lead Director as the Chairman of the Board was not an employee of the Company.

 SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company's proxy materials and for consideration at the 2016 Annual Meeting of Stockholders no later than December 11, 2015. Any such proposals are requested to be submitted to Wayne R. Ipsen, Secretary, US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

        Stockholders may also submit recommendations for nominees for director to Wayne R. Ipsen, Secretary, US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702. Recommendations are requested no later than December 11, 2015 for consideration by the Corporate Governance Committee for the 2016 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect suitable expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

        Other stockholder communications to the Board of Directors may be sent at any time to US Ecology, Inc., c/o Wayne R. Ipsen, Secretary, 251 E. Front St., Suite 400, Boise, Idaho 83702. Management intends to summarize and present all such communications to the Board of Directors.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

        At the Meeting, the seven director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast. Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the persons named in the proxy, Jeffrey R. Feeler and Wayne R. Ipsen, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

        The Corporate Governance Committee recommended seven directors to stand for election to the Board of Directors. All nominees have agreed to serve if elected. During 2014, the Company did not receive any nominee recommendations from stockholders.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Joe F. Colvin	72	Independent Director	Santa Fe, NM	2008
Katina Dorton	57	Independent Director	Raleigh, NC	2014
Jeffrey R. Feeler	45	President and CEO	Boise, ID	2013
Daniel Fox	64	Independent Director	Boise, ID	2010
David M. Lusk	54	Independent Director	Ann Arbor, MI	2014
Stephen A. Romano	60	Chairman of the Board	Niwot, CO	2002
John T. Sahlberg	61	Independent Director	Boise, ID	N/A

        Joe F. Colvin joined the Board of Directors in 2008. He is a former senior executive with more than forty (40) years of experience in the nuclear energy field. Mr. Colvin serves on the board of directors of Cameco Corporation (1999), a public company and the world's largest uranium producer, and the Foundation for Nuclear Studies (2003), and serves as the Chairman, President and Chief Executive Officer of The Club at Las Campanas, a private golf, tennis and equestrian country club in Santa Fe, New Mexico (2012). He previously served as a director for the American Nuclear Society

(2007-2012) and served as its President from 2011-2012. He is also President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996 to 2005) and Executive Vice President and Chief Operating Officer (1994 to 1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations. Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

        The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear industry and participation on the boards of large public and private organizations.

        Katina Dorton joined the Board of Directors in 2014. She is currently principal owner of Doric Co. LLC, an advisory firm, and provides consulting services to public and private companies in the areas of M&A and strategic finance. Ms. Dorton has more than twenty (20) years of investment banking experience advising corporate clients and their Boards of Directors on capital markets, fund raising, mergers and acquisitions and other strategic transactions. She previously served as Managing Director at Needham & Co., Managing Director-Investment Banking at Morgan Stanley, and as an attorney in private practice at Sullivan & Cromwell. Ms. Dorton holds a J.D. from the University of Virginia School of Law, an M.B.A. from George Washington University, and a B.A. from Duke University.

        The Board of Directors concluded that Ms. Dorton is qualified to serve as a director because of her extensive knowledge of strategic finance, over twenty (20) years of investment banking experience, senior management experience and experience as a practicing attorney.

        Jeffrey R. Feeler joined the Board of Directors in 2013 and is the Company's President and Chief Executive Officer. He joined the Company in 2006 as Vice President, Chief Accounting Officer, Treasurer and Controller. He was promoted in 2007 to Vice President and Chief Financial Officer; positions he held until his promotion to senior executive in October 2012. Prior to 2006, Mr. Feeler held financial and accounting management positions with MWI Veterinary Supply, Inc. (a distribution company), from 2003 to 2005 with Albertson's, Inc. (a grocery retailer) and from 2002 to 2003 with Hewlett-Packard Company. From 1993 to 2003, he held various accounting and auditing positions, most recently as Sr. Manager for PricewaterhouseCoopers LLP. Mr. Feeler is a Certified Public Accountant and holds a BBA of Accounting and a BBA of Finance from Boise State University.

        The Board of Directors concluded that Mr. Feeler is qualified to serve as a director because of his intimate knowledge of the Company's business operations and the industry in which it competes. Mr. Feeler also has an extensive knowledge of and experience in capital markets, mergers, acquisitions and strategic planning gained through his professional experiences.

        Daniel Fox joined the Board of Directors in 2010. He is a Certified Public Accountant and a full-time lecturer in the College of Business and Economics at Boise State University where he develops and teaches graduate and upper division undergraduate accounting and finance courses. Mr. Fox held various management and leadership positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring as a senior partner and the firm's Global Capital Markets Leader in Switzerland. During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies. He has been a frequent speaker on broad-ranging topics such as impacts of new or proposed auditing, accounting, reporting, regulatory and international financial reporting matters. Mr. Fox also serves on a committee of the Idaho State Board of Accountancy.

        The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards and senior management as well as his knowledge of Generally Accepted Accounting Principles and SEC accounting and reporting gained through his career in public accounting and activities as a lecturer and speaker on auditing, accounting, finance, reporting and regulatory matters.

        David M. Lusk joined the Board of Directors in 2014. He is the former President and Chief Executive Officer of EQ—The Environmental Quality Company ("EQ") where he served in that position from 1995 until 2014 when EQ was purchased by the Company. Mr. Lusk brings more than twenty-five (25) years of industry experience managing hazardous waste operations. Mr. Lusk holds B.S. degrees in Chemistry and Cellular and Molecular Biology from the University of Michigan and has a M.B.A. from Eastern Michigan University.

        The Board of Directors concluded that Mr. Lusk is qualified to serve as a director because of his extensive knowledge of the hazardous waste management industry and over twenty-five (25) years of broad senior management experience in the same.

        Stephen A. Romano joined the Board of Directors in 2002. He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008, the position he currently holds. He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009. Mr. Romano is a consultant to the International Atomic Energy Agency on nuclear waste matters. Mr. Romano previously worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources, the Idaho National Engineering Laboratory and as an independent consultant on hazardous and radioactive waste management.

        The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his knowledge and understanding of the Company's operations and his industry, regulatory and government relations experience. Mr. Romano has demonstrated his leadership abilities while serving in various positions with the Company including Chief Executive Officer.

        John T. Sahlberg is a proposed new director for the 2015-2016 Board year. He is currently Senior Vice President of Human Resources, General Counsel and Secretary for Boise Cascade Company, promoted from Vice President in 2012, a position in which he had served since 2008. Boise Cascade Company is one of the largest producers of plywood and engineered wood products in the North America and a leading U.S. wholesale distributor of wood products. At Boise Cascade Company, Mr. Sahlberg is responsible for human resources, labor relations, environmental compliance, legal, government relations, communications and board administration. He was an integral part of the team that returned Boise Cascade Company to public ownership through its public offering in 2013. During his thirty-three (33) years with Boise Cascade Company and its predecessors, he has held numerous legal and human resource positions. From 2000 to the present, Mr. Sahlberg has served as a director and chairman (2014) of Vigilant, a non-profit employer association. He also serves as Management Trustee of Bledsoe Health Care Trust (2000) and served as Management Trustee of TOC/Carpenters Pension Trust from 2000-2009. Mr. Sahlberg is a member of the Idaho State Bar and holds a B.A. in Economics from Harvard University and a J.D. from Georgetown University.

        The Board of Directors concluded that Mr. Sahlberg is qualified to serve as a director because of his human resource and board governance knowledge and his experience in integrating acquisitions and in environmental matters gained through his professional experiences.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accountant for the 2015 fiscal year. A Deloitte representative plans to be telephonically present at the Annual Meeting, available to answer questions and will have an opportunity to make a statement if he or she desires to do so.

        While stockholder ratification of Deloitte as the Company's independent registered public accountant is not required by the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws or otherwise, the Board is submitting its selection of Deloitte for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will further evaluate whether to retain Deloitte. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

        The aggregate fees billed or expected to be billed for the audit of the Company's financial statements for the fiscal years ended December 31, 2014 and 2013 by the Company's principal accounting firm Deloitte were as follows:

	2014		2013
Audit Fees	$1,083,060		$350,000
Audit-Related Fees	30,000	(1)	68,962	(2)
Tax Fees	102,856		60,793
All Other Fees	2,200		—

Total Fees	$1,218,116		$479,755

(1)
Amount due to services provided in connection with the Company's business development activities.

(2)
Amount primarily due to services provided in connection with the Company's S-3 and S-4 filings and common stock offering completed in December 2013.

        Deloitte prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2014 audit. The Audit Committee approved all of the non-audit services provided by Deloitte in fiscal year 2014 in advance of the services being performed. The engagement letter created a contract between the Company and Deloitte that specified the responsibilities of each party. It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company paid Deloitte a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments. The Audit Committee believes that Deloitte's provision of non-audit services has been compatible with maintaining the firm's independence.

        Deloitte will prepare an annual engagement letter to be submitted to the Audit Committee for approval to perform the 2015 audit. This engagement letter will create a contract between the Company and Deloitte specifying the responsibilities of each party and will be signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company will pay Deloitte a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments. Any non-audit services will be approved in advance by the Audit Committee to ensure the firm's independence is maintained.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

        As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company's "Named Executive Officers." The Board of Directors believes it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company's executive compensation program.

        The Company's goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company's success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company's stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation.

        As an advisory vote, this proposal is not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the full Board to address the concerns reflected in such votes. The Company expects to hold its next advisory vote on executive compensation at its annual meeting in 2016, in accordance with the preference expressed by the majority of the Company's stockholders.

        Accordingly, the Company asks the stockholders to vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and narrative discussion sections of this Proxy Statement, is hereby APPROVED."

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

 APPROVAL OF OMNIBUS INCENTIVE PLAN

PROPOSAL NO. 4

        The Board recommends that our stockholders approve the US Ecology, Inc. Omnibus Incentive Plan (the "Omnibus Plan"), which was adopted by the Board on April 7, 2015. The purpose of the Omnibus Plan is to assist the Company and our subsidiaries to attract, motivate and retain valued employees, consultants and non-employee directors by (i) offering them a greater stake in our success; (ii) aligning their interests with the interests of our stockholders; and (iii) encouraging them to own our common stock.

        As described below in the Compensation Discussion and Analysis section of this Proxy Statement, equity-based awards are one of the three main components of our executive compensation program. We believe that one of the principal benefits of providing equity-based awards to our employees, consultants and non-employee directors is that it directly aligns their interests with those of our stockholders by providing them an ownership stake in the Company. We believe that when a significant portion of our executives' total compensation is linked to the performance of our stock through the grant of equity-based awards, it encourages decision making designed to increase the long-term value of the Company's stock. If we were unable to grant equity-based awards, the Company would have to compete for executive talent by increasing the cash-based components of our executive compensation program. We believe that the benefits of equity-based compensation, as described above, cannot be adequately replicated by cash-based compensation alone.

        Currently, the Company may grant restricted stock to our employees under our 2006 Restricted Stock Plan (the "Restricted Stock Plan") and options to our employees, consultants and non-employee directors under our 2008 Stock Option Incentive Plan (the "Option Plan," and together with the Restricted Stock Plan, the "Current Plans"). The Omnibus Plan is intended to simplify and standardize the administration of our equity compensation program, and increase the transparency of our equity compensation practices, by consolidating them into one plan. In addition to these benefits, the Omnibus Plan incorporates a wider range of equity awards and best practices for equity compensation, as described in more detail below, which enables us to have greater flexibility to design equity compensation that will attract, motivate and retain our valued employees, consultants and non-employee directors while ensuring that their interests are aligned with those of our stockholders.

        Since 2008, when our stockholders approved the Option Plan, we have not sought stockholder approval to increase the number of shares authorized for issuance under the Current Plans. It is now important that we upgrade our equity compensation program to enable us to compete for and retain the most talented employees, consultants and non-employee directors. Accordingly, we are asking our stockholders to approve the Omnibus Plan. If our stockholders approve the Omnibus Plan, the Company will cease to grant equity awards under the Current Plans, and the Current Plans will remain in effect solely for the settlement of awards granted under the Current Plans prior to stockholder approval of the Omnibus Plan. No shares that are reserved but unissued under the Current Plans or that are outstanding under the Current Plans and reacquired by the Company for any reason following our stockholders' approval of the Omnibus Plan will be available for issuance under the Omnibus Plan.

        The total number of shares authorized for issuance pursuant to awards under the Omnibus Plan is 1,500,000, which represents 6.9% of our current outstanding shares as of April 2, 2015. In setting the proposed number of shares reserved and issuable under the Omnibus Plan, the Compensation Committee and the Board considered a number of factors. These factors included:

  •
  The Company's three-year average burn rate.  Our three-year average "burn rate" was .83% for fiscal years 2012 through 2014. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our weighted average shares outstanding. Our three-year average burn rate is less than the median 3-year average burn rate of our benchmarking peer group (described under the heading "Compensation Discussion and Analysis—Competitive Considerations") of .93% for the period, generally, 2011-2013 (the most recent 3-year period publicly available). We believe our historical burn rate is reasonable for a company of our size in our industry.

  •
  Estimated duration of shares available for issuance under the Omnibus Plan.  Based on the requested number of shares to be reserved under the Omnibus Plan and on our three-year average burn rate as described above, we expect that the requested share reserve will cover Awards for approximately 5.3 years. We believe the estimated duration of the requested share reserve is reasonable for a company of our size in our industry.

  •
  Expected dilution.  As of December 31, 2014, our estimated existing overhang as it relates to the Current Plans was 5.8%. We define existing overhang as the sum of the following items expressed as a percentage of our weighted average shares outstanding during 2014: (i) the total number of shares subject to outstanding awards and (ii) the total number of shares of common stock available for future grants. Our total overhang (including new shares requested) as of that same date would be 8.6% if shareholders approve the proposal to create a pool of 1,500,000 shares that would be available for issuance under the Omnibus Plan. This level of total overhang is less than the median of 9.0% of our benchmarking peer group. We believe that the expected dilution that will result from the Omnibus Plan is reasonable for a company of our size in our industry.

        Prior to adopting the Omnibus Plan, the Compensation Committee and the Board also considered the central role of equity-based incentive compensation in the Company's executive compensation program, as described more fully in the Compensation Discussion and Analysis section of this Proxy Statement. The Board also considered the advice of Meridian Compensation Partners, LLC ("Meridian"), who served as the compensation consultant to the Compensation Committee during 2014. The Board's purpose in adopting the Omnibus Plan is to ensure the longevity, effectiveness and administrative flexibility of the long-term equity incentive component of the Company's executive compensation program.

        Based on the foregoing considerations, the Board concluded that it is in the best interests of the Company and its stockholders for its stockholders to approve the Omnibus Plan. The Board has determined that the cost to stockholders of the Omnibus Plan is outweighed by the benefits of the Omnibus Plan, as described herein. Our Compensation Committee will continue to monitor and evaluate the cost and effectiveness of our equity compensation program.

Best Practices

        As mentioned above, the Omnibus Plan includes a number of features that will reinforce the alignment between the interests of the participants in the Omnibus Plan and those of our stockholders. Such provisions include, but are not limited to, the following:

  •
  No Discounted Options or SARs.  Stock options and SARs may not be granted with exercise prices that are lower than the fair market value of the underlying shares on the grant date.

  •
  No Repricing, Replacement or Repurchase without Stockholder Approval.  The Omnibus Plan prohibits the repricing, replacement or cash buyout/repurchase of any option, SAR or other award without stockholder approval.

  •
  No Evergreen Provision.  The Omnibus Plan does not include a so-called "evergreen" provision that automatically increases the number of shares available for issuance pursuant to awards. Thus, we must seek stockholder approval in order to authorize more shares for awards under the Omnibus Plan.

  •
  No Tax Gross-Ups.  The Omnibus Plan does not provide tax gross-ups to participants with respect to any awards.

  •
  Restrictions on Single-Trigger Vesting on Change in Control.  The Omnibus Plan generally provides that a change in control of the Company will not, in and of itself, accelerate the vesting, settlement or exercisability of outstanding awards.

  •
  Restrictions on Share Recycling.  Awards that are denominated in shares will count against the total number of shares authorized under the Omnibus Plan according to the number of shares underlying the award, even if the award is settled in cash or shares are tendered by the participant in payment of the applicable exercise price or tax liability.

  •
  Clawback.  Awards under the Omnibus Plan are subject to mandatory repayment pursuant to the terms of any Company clawback or recoupment policy.

  •
  No Automatic Grants.  The Omnibus Plan does not provide for "reload" or other automatic grants to participants.

  •
  Code Section 162(m).  The Omnibus Plan is designed to allow (but not require) the granting of awards that may satisfy the requirements for "qualified performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Awards that satisfy these requirements are not subject to the $1 million limit on deductibility applicable to compensation paid to certain named executive officers of the Company.

  •
  Restrictions on Transferability.  Awards under the Omnibus Plan may not be pledged or encumbered and will be exercisable during a participant's lifetime only by the participant (or a guardian or legal representative). In addition, awards under the Omnibus Plan are not transferrable other than by the laws of descent and distribution or to the participant's immediate family members (or trusts in which immediate family members are the only beneficiaries or partnerships in which immediate family members are the only partners).

Outstanding Awards; Burn Rate

        The following table sets forth information regarding outstanding stock options and unvested restricted stock awards as of March 17, 2015 under the Current Plans. These figures represent an update to those provided in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 2, 2015 [primarily as a result of subsequent stock option exercises, restricted stock award vesting, option cancellations and grants of new stock awards since December 31, 2014.]

Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Restricted Stock Awards Outstanding

433,188	$33.99	8.3	70,176

        The following table sets forth information regarding awards granted and/or vested, the burn rate for each of the last three years and the average burn rate over the period of the last three years.

Year	Options Granted	Restricted Stock Awards Granted	Total Granted	Weighted Average Number of Shares of Common Stock Outstanding	Burn Rate(1)

2014	78,575	27,750	106,325	21,654,828	0.49%

2013	216,600	51,800	268,400	18,676,305	1.44%

2012	79,000	22,300	101,300	18,281,074	0.56%

3-year average					0.83%

(1)
Burn Rate is the quotient of total options and restricted stock awards granted in a specific period divided by the weighted average number of shares of common stock outstanding in such period.

Summary of the Omnibus Plan; Types of Awards

        The following general description of certain provisions of the Omnibus Plan is qualified in its entirety by reference to the Omnibus Plan, which is filed as Exhibit A to this Proxy Statement. In the event of any inconsistency between this summary and the Omnibus Plan, the Omnibus Plan will control.

        Administration—The Omnibus Plan will be administered by our Compensation Committee. Our Compensation Committee will have full and final authority in its discretion to (i) select the employees, non-employee directors and consultants who will receive awards, provided that awards granted to non-employee directors will be subject to ratification by the full Board; (ii) determine the type or types of awards to be granted; (iii) determine the number of shares to which an award will relate, the terms and conditions of any award (including, but not limited to, restrictions as to vesting, performance goals, transferability or forfeiture, exercisability or settlement and waivers or accelerations thereof, and waivers of or modifications to performance goals) and all other matters to be determined in connection with an award; (iv) determine the exercise price, base price or purchase price (if any) of an award; (v) determine whether, to what extent, and under what circumstances an award may be cancelled, forfeited or surrendered; (vi) determine how a leave of absence will impact an award, (vii) determine whether, and to certify that, performance goals to which an award is subject are satisfied; (viii) correct any defect or supply any omission or reconcile any inconsistency in the Omnibus Plan; (ix) adopt, amend and rescind rules, regulations, guidelines, forms of agreements and instruments relating to the Omnibus Plan as it may deem necessary or advisable; (x) construe and interpret the Omnibus Plan; and (xi) make all other determinations as it may deem necessary or advisable for the administration of the Omnibus Plan.

        Eligibility—Any person who serves as an employee or consultant to the Company or any of our subsidiaries, as well as any of our non-employee directors, will be eligible to receive awards under the Omnibus Plan.

        Limitation on Shares Available—The total number of shares available for awards under the Omnibus Plan will be 1,500,000. For purposes of determining the number of shares available for awards, each award that is denominated in shares will count against this limit based on the number of shares underlying the award rather than any lesser number of shares that may be issued in settlement of the award. Any shares tendered by a participant in payment of an exercise price for or settlement of an award or the tax liability with respect to an award, will not be available for future awards under the Omnibus Plan. Shares may be reserved or made available from our authorized and unissued shares or from treasury shares. Shares issued on account of the assumption or substitution of outstanding grants from an acquired company will not reduce the number of shares available for awards.

        Types of Awards—Under the Omnibus Plan, we may grant awards of restricted stock, performance stock, options, stock appreciation rights ("SARs"), restricted stock units ("RSUs"), performance stock units ("PSUs") and other stock-based awards or cash awards.

        Options.    Options give a participant the right to purchase a specified number of shares from the Company for a specified time period at a fixed exercise price. Options granted may be either incentive stock options ("ISOs") or non-qualified stock options. The price at which an underlying share may be purchased will not be less than the fair market value of one share on the date of grant, or, in the case of an ISO granted to a ten-percent stockholder, less than 110% of the fair market value of a share on the date of grant. Our Compensation Committee may grant options that have a term of up to ten (10) years, or, in the case of an ISO granted to a 10% stockholder, five years. The award agreement will specify the exercise price, term, vesting requirements, including any performance goals, and any other terms and conditions applicable to the option.

        Stock Appreciation Rights.    A grant of a SAR entitles a participant to receive, upon exercise of the SAR, the excess of (i) the fair market value of one share on the date of exercise, over (ii) the per share base price of the SAR. No payment from the participant is required upon the exercise of a SAR. Each award agreement will specify the number of SARs granted, the base price of the SAR (which will not be less than 100% of the fair market value of a share on the date of grant), the time or times at which a SAR may be exercised in whole or in part, the method of exercise, the method of settlement, the method by which shares will be delivered or deemed to be delivered to a participant, the term of the SAR (which will not be greater than ten (10) years) and any other terms and conditions of the SAR.

        Restricted Stock.    An award of restricted stock is a grant of a specified number of shares to the participant, which shares are subject to forfeiture upon the happening of specified events during the restriction period. Each award of restricted stock will specify the duration of the restriction period, the conditions under which the shares may be forfeited, and the amount, if any, the participant must pay to receive the shares. During the restriction period, unless otherwise specified in an award agreement, the participant will have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the shares and to receive dividends with respect to the shares.

        Performance Stock.    An award of performance stock is a grant of a specified number of shares to the participant subject to the achievement of performance goals during a specified performance period and subject to forfeiture upon the occurrence of specified events during the restriction period. Each award agreement will specify the duration of the performance period and restriction period (if any), performance goals applicable to the performance stock, the conditions under which the performance stock may be forfeited and the amount (if any) that the participant must pay to receive the performance stock. Unless otherwise provided in an award agreement, during the specified performance period the participant will not have the right to receive or accumulate dividends paid on or with respect to performance stock. However, the participant will have the right to receive dividends paid after the expiration of the performance period with respect to earned shares, whether or not such shares are subject to further restrictions.

        Restricted Stock Units.    A RSU award is a grant of the right to receive a payment in shares or cash, or a combination thereof, equal to the fair market value of one share on the expiration of the specified restriction period. During the restriction period, the participant will have no rights as a stockholder with respect to shares underlying RSUs. Each award agreement with respect to RSUs will specify the duration of the restriction period, if any, and/or each installment thereof and the conditions under which such award may be forfeited.

        Performance Stock Units.    A PSU award is a grant of the right to receive a payment in shares or cash, or a combination thereof, equal to the fair market value of one share (with or without a performance multiplier) on the expiration of the specified restriction period conditioned on the achievement of performance goals. During the restriction period, the participant will have no rights as a stockholder with respect to shares underlying PSUs. Each award agreement with respect to PSUs will specify the duration of the performance period and the restriction period, if any, the performance goals applicable to the PSUs and the conditions under which the PSUs may be forfeited.

        Other Stock-Based Awards.    Our Compensation Committee may grant under the Omnibus Plan, subject to applicable law, any other type of award that is payable in, or valued in whole or in part by reference to, shares, and that is determined by the Compensation Committee to be consistent with the purposes of the Omnibus Plan. Such awards may include deferred shares or share purchase awards, as well as an outright grant of shares that are not subject to any vesting or other forfeiture conditions. Other stock-based awards will be subject to additional terms as determined by our Compensation Committee, in its sole discretion, consistent with the Omnibus Plan.

        Cash-based Awards.    Under the Omnibus Plan, our Compensation Committee may grant cash-based awards in such amounts and subject to such terms and conditions as it may determine consistent with the Omnibus Plan. Each cash-based award will specify a payment amount or payment range. Cash-based awards may be based on the attainment of performance goals and may be designed to constitute qualified performance-based awards as defined in Section 162(m) of the Code, and as discussed in greater detail below. The maximum amount payable pursuant to cash-based awards granted to a participant during any one calendar year will not exceed $10,000,000.

        Effect of a Termination of Employment or Other Service—Unless otherwise provided in an award agreement or an effective employment, consulting, severance or similar agreement between a participant and the Company or one of our subsidiaries, or as otherwise may be determined by our Compensation Committee, upon a participant's termination of employment or other service with the company and its subsidiaries at any time, due to death or disability or, within twenty-four (24) months following a change in control, without cause or by the participant for good reason, the unvested portion of each award held by the participant will vest in full, with any applicable performance goals being deemed to have been achieved at target or, if greater, actual levels, and any restricted period, if applicable, will lapse and such award will be settled (if necessary). If the participant holds an award of options or SARs, the award will remain exercisable by the participant or the participant's beneficiary or legal representative for ninety (90) days following the participant's termination.

        Unless otherwise provided in an award agreement or an effective employment, consulting, severance or similar agreement between a participant and the Company or one of our subsidiaries, or as otherwise may be determined by our Compensation Committee, upon a participant's termination of employment or other service for any reason other than those specified in the immediately preceding paragraph, the unvested portion of each award held by the participant will cease to vest and will be forfeited with no further compensation due. If the participant holds an award of options or SARs, the vested portion of such award will remain exercisable for thirty (30) days following the participant's termination unless the termination was for cause, in which case options or SARs that were vested but unexercised will also be forfeited upon such termination.

        Qualifying Performance-Based Compensation—Under the Omnibus Plan, our Compensation Committee may, but is not required to, grant awards that will qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve the deductibility of such awards paid to a "covered employee" (as defined in Section 162(m) of the Code) for federal income tax purposes. Participants granted a qualifying performance-based compensation award are only entitled to receive payment to the extent that the participant satisfies pre-established performance goals, as set by our Compensation Committee, during a specified performance period. Any specified performance period will not be less than one year.

        Performance Goals—In the discretion of our Compensation Committee, the vesting, earning or settlement of any award may be conditioned upon the achievement of specified performance goals that are substantially uncertain to be met during the specified performance period at the time such goals are established. Performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within the company or subsidiary in which the participant is employed or to which the participant provides services. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies, by a financial market index or by another external measure. Performance goals may be based upon: specified levels of or increases in return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit; net income; operating income; safety and/or environmental record;

sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total stockholder return), operating profit; operating efficiency; costs; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; enterprise value; economic value added or other value added measurements; revenue; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; completion of acquisitions, business expansion or divestitures; implementation of critical projects or related milestones; achievement of operational or efficiency milestones; customer or employee satisfaction; individual objectives; any financial or other measurement deemed appropriate by our Compensation Committee as it relates to the results of operations or other measurable progress; and any combination of any of the foregoing criteria. If our Compensation Committee determines that a change in our business, operations, corporate structure or capital structure of the company or a subsidiary, or other events or circumstances render the performance goals unsuitable, then the Compensation Committee may modify such performance goals and/or the related minimum, target, maximum and/or other acceptable levels of achievement as may be deemed appropriate and equitable.

        Changes in Capitalization and Change in Control—In the event that our Compensation Committee determines that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants in the Omnibus Plan, then our Compensation Committee will proportionately and equitably adjust any or all of (i) the number and kind of shares which may thereafter be issued in connection with awards, (ii) the number and kind of shares issuable in respect of outstanding awards, (iii) the aggregate number and kind of shares available for issuance, and (iv) the exercise price or grant price relating to any award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding award; provided, however, in each case, that any adjustment will comply with the restrictions imposed by Section 162(m) of the Code.

        Unless otherwise provided in an award agreement or an effective employment, consulting, severance or similar agreement, a change in control will not, in and of itself, accelerate the vesting, settlement or exercisability of outstanding awards. Notwithstanding the foregoing (and unless otherwise provided in an award agreement or an effective employment, consulting, severance or similar agreement), if, in connection with a change in control, (i) the successor corporation (or its parent) does not assume an outstanding award or does not agree to substitute or replace such award with an award involving the ordinary common shares of such successor corporation (or its parent) on terms and conditions that preserve the rights of the applicable participant with respect to such award, (ii) the securities of the Company or the successor corporation after the change in control will not be publicly traded on a U.S. securities exchange or (iii) the change in control is not approved by a majority of incumbent directors immediately prior to such change in control, our Compensation Committee, in its sole discretion, may take one or more of the following actions with respect to all, some or any such awards: (a) accelerate the vesting, settlement and, if applicable, exercisability of such awards such that the awards are fully vested, settled and, if applicable, exercisable (effective immediately prior to such change in control); provided that awards subject to performance-based vesting conditions will be paid or settled in full based on the greater of the actual or target level (or, in the case of a change in control described in clause (ii), maximum level) of achievement of the applicable performance goals through the date of the change in control; (b) cancel outstanding options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the options or SARs unexercised as of the date of the change in control over the exercise price or base price, as the case may be, of such shares (provided that any option or SAR with an exercise price or base price, as the case may be, that equals or exceeds the fair market value of one share on the date of the change in control will be cancelled with no payment due); or (c) take such other actions as our Compensation Committee deems appropriate to preserve the rights of Participants with respect to their awards. The determination of our Compensation Committee with respect to any action taken in connection with a change in control will be conclusive and binding upon each participant.

        Amendment and Termination—The Board may amend, alter, suspend, discontinue or terminate the Omnibus Plan without the consent of any participant or our stockholders, except that any such amendment, alteration, suspension, discontinuation or termination will be subject to the approval of our stockholders if (i) such action would increase the number of shares available for awards, (ii) such action results in the repricing, replacement or cash buyout/repurchase of any option, SAR or other award, or (iii) stockholder approval is required by applicable law or regulation or the rules of any stock exchange on which our shares may then be listed. Notwithstanding the foregoing, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation or termination of the Omnibus Plan may materially adversely affect the rights of a participant under any outstanding award, except insofar as any such action is necessary to ensure compliance with applicable law or regulation or the listing requirements of an applicable securities exchange, including, without limitation, Sections 162(m) or 409A of the Code. Unless earlier terminated, the Omnibus Plan will terminate on the tenth anniversary of its adoption by the Board.

Certain U.S. Federal Income Tax Consequences

        The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Omnibus Plan. This discussion is for general informational purposes only. This discussion does not purport to be complete or address the specific federal income tax consequences that may apply to a participant based on his or her particular circumstances. In addition, this discussion does not address the implications of state, local, foreign or other tax considerations that may be relevant to a participant.

        Incentive Stock Options—Upon the grant of an ISO (as defined in Section 422(b) of the Code), the option holder does not recognize any income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an ISO if the requirements of the Omnibus Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by the Company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder's disability, one year) before the date on which the option is exercised. If an option holder has not remained an employee of the Company or a subsidiary during the period beginning on the date of grant of an ISO and ending on the day three months (or one year in the case of the option holder's disability) before the date on which the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option and will have the tax consequences described below in the section entitled "Non-Qualified Stock Options."

        The federal income tax consequences of a disposition of the shares acquired pursuant to the exercise of an ISO depends upon when the disposition of such shares occurs.

  •
  If the disposition of such shares occurs more than two years after the grant date of the ISO and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and neither the Company nor a subsidiary, as applicable, will be entitled to any income tax deduction with respect to the ISO.

  •
  If the disposition of such shares occurs within two years after the grant date of the ISO or within one year after the date of exercise (a "Disqualifying Disposition"), the excess, if any, of the amount realized over the option price will be recognized and treated as taxable ordinary income to the option holder and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. The amount of ordinary income recognized by the option holder in a Disqualifying Disposition (and the corresponding deduction, if any, to the Company or a subsidiary, as applicable) is limited to the lesser of the gain recognized on such sale and the difference between the fair market value of the shares on the date of exercise and the option's exercise price. Any gain recognized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option's exercise price exceeds the amount realized upon such a disposition, the difference will be recognized and treated as short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

        If a participant is subject to the Alternative Minimum Tax ("AMT"), the tax consequences to the participant may differ from those described above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer's "tentative minimum tax" (as defined in Section 55(b)(1) of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an ISO, a taxpayer is required to include in his "alternative minimum taxable income" (as defined in Section 55(b)(2) of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an ISO (i.e., the difference between the fair market value of the shares on the date of exercise and the option's exercise price). As a result, unless the shares acquired upon the exercise of the ISO are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an ISO.

        Except as provided in the paragraph immediately below, if an option holder elects to tender shares in partial or full payment of the option's exercise price for shares to be acquired upon the exercise of an ISO, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder in respect of the shares received by the option holder upon the exercise of an ISO if the requirements of the Omnibus Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares' holding period, and the holding period for the excess shares received will begin on the date of exercise.

        If an option holder tenders shares that were previously acquired upon the exercise of an ISO in partial or full payment of the option's aggregate exercise price for shares to be acquired upon the exercise of another ISO, and the tender of such shares occurs within two years after the date of grant of the first such ISO or within one year after such shares were transferred to the option holder upon the exercise of such ISO, the tender of such shares will be considered a Disqualifying Disposition. The shares acquired upon such exercise will be treated as shares acquired upon the exercise of an ISO, with an aggregate tax basis equal to the option's exercise price, and the holding period of such shares for capital gains purposes will begin on the date of exercise.

        Non-Qualified Stock Options—Upon the grant of a nonqualified stock option, an option holder does not recognize taxable income, and the Company (or a subsidiary, as applicable) is not entitled to a deduction. Upon the exercise of a non-qualified stock option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option's aggregate exercise price and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. An option holder's tax basis in the shares received upon the exercise of a non-qualified stock option will be equal to the amount paid for such shares plus the amount required to be included in income, and the option holder's holding period for such shares will begin at the date of such exercise. Upon the sale of the shares received from the exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder's tax basis in such shares.

        If a non-qualified stock option is exercised in whole or in part with shares held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The option holder will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the number of shares received upon such exercise that is in excess of the number of tendered shares, less any cash paid by the option holder. Subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. The fair market value of such excess number of shares will also be the tax basis for those shares and the holding period of such shares will begin on the exercise date.

        Stock Appreciation Rights—Upon the grant of a SAR, a participant does not recognize taxable income, and the Company (or a subsidiary, as applicable) is not entitled to a deduction. Upon exercise or settlement of a SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant's tax basis in shares received upon the exercise of a SAR will be equal to the fair market value of such shares on the exercise date, and the participant's holding period for such shares will begin on the exercise or settlement date. Upon the sale of shares received in exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant's tax basis in such shares.

        Restricted Stock and Performance Stock—Restricted stock and performance stock will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock or performance stock does not make the election described below, the participant will not recognize any taxable income upon the grant of the award and the Company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions applicable to the award lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant's tax basis in restricted stock or performance stock will be equal to the fair market value of the stock on the date on which the forfeiture restrictions lapse, and the participant's holding period for the shares will begin on such date. Upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant's tax basis in such shares.

        Participants granted restricted stock or performance stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when the shares are received rather than when the forfeiture restrictions lapse. The amount of compensation income will be equal to the fair market value of the shares on the date of grant (valued without taking into account restrictions other than restrictions that by their terms will never lapse) less any amount paid for the shares. Subject to Section 162(m) of the Code, the Company or one of our subsidiaries, as applicable, will be entitled to a corresponding deduction. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year. The participant's tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value on the date of grant, and the participant's holding period for such shares will begin on that date. If the restricted stock or performance stock is subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year prior to forfeiture) with respect to the shares, but only to the extent of the consideration paid, if any, by the participant for such shares.

        Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend or qualified dividend income) received by the participant and, subject to Section 162(m) of the Code, the Company or one of our subsidiaries, as applicable, will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock or performance stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend or qualified dividend income.

        Restricted Stock Units and Performance Stock Units—Upon the grant of RSUs or PSUs, a participant does not recognize taxable income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. When a participant receives payment of RSUs or PSUs, the participant will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the shares received and, subject to Section 162(m) of the Code, the Company or one of our subsidiaries, as applicable, will be entitled to a corresponding deduction. If a participant receives shares in settlement of RSUs or PSUs, the participant will have a tax basis in such shares equal to their fair market value on the date of settlement and the participant's holding period with respect to such shares will begin on such date. Upon the sale of shares received by the participant in settlement of RSUs or PSUs, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. In addition, as discussed below, some RSU or PSU awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

        Other Equity-Based Awards—The tax treatment of other equity-based awards will generally be governed by the principles set forth in Sections 61, 83 and 451 of the Code. This tax treatment will vary depending on the type of award but should generally be analogous to the tax treatment of options, SARs, restricted stock, performance stock, RSUs and PSUs, as described above, as the case may be. Accordingly, in most cases, other equity-based awards payable in shares will be subject to ordinary income taxation when forfeiture restrictions applicable to such award, if any, lapse and shares are transferred to the participant, whichever occurs later. If an equity-based award is payable in cash, the award will be taxable upon the actual or constructive receipt of the cash payment. Generally, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction, at the time the participant recognizes ordinary income. A participant's tax basis in any shares received will generally be equal to the fair market value of the shares when the forfeiture restrictions lapse or the shares are transferred, whichever occurs later, and the participant's holding period will generally begin at such time. Upon the sale of shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares.

        Please see the section above entitled "Restricted Stock and Performance Stock" for the general federal income tax treatment of common stock that is received in settlement of Other Equity-Based Awards and which is subject to a substantial risk of forfeiture for federal income tax purposes upon receipt.

        Cash-Based Awards—Cash-based awards will be taxable to a participant as ordinary income upon the actual or constructive receipt of the cash payment and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction, at such time. Thus, if a cash-based award is subject to substantial risk of forfeiture when granted, it will only be taxable to the participant, and the Company or a subsidiary, as applicable, may only receive the corresponding deduction, in the year in which the forfeiture restrictions lapse.

        Code Section 162(m)—Under Section 162(m) of the Code, the Company or a subsidiary, as applicable, generally may not deduct remuneration paid to our CEO and our three highest paid executive officers other than the CEO and CFO (as disclosed on our proxy statement) to the extent that such remuneration exceeds $1,000,000, unless such remuneration is qualified performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder. Under the Omnibus Plan, the Committee may, in its discretion, grant awards that are intended to qualify as performance-based compensation. However, the Committee retains the flexibility to grant awards under the Omnibus Plan that are not deductible, in whole or in part, under Section 162(m) of the Code, in its sole discretion.

        Code Section 409A—Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as RSUs that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code in order to avoid certain adverse tax consequences. If the requirements of Section 409A of the Code are not met, amounts deferred under the Omnibus Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will generally be included in the participant's taxable income in the later of the year in which such violation occurs and the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been paid to the participant. In addition, the violation of Section 409A of the Code will result in an additional tax to the participant of 20% of the deferred amount plus interest computed from the date on which the award was granted, or if later, the date on which it vested. Participants are urged to consult their tax advisors to determine if Section 409A of the Code is applicable to their awards. In addition, a failure to comply with Section 409A of the Code could result in a change in the timing of tax deductions previously taken by the Company.

        Code Section 280G—If the vesting and/or payment of an award made to a "disqualified individual" (as defined in Section 280G of the Code) occurs in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive in connection with such change in control, may result in an "excess parachute payment" (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such "excess parachute payment" received by such "disqualified individual," and Section 280G of the Code precludes the Company or a subsidiary, as applicable, from deducting such "excess parachute payment."

New Plan Benefits

        The benefits that will be awarded or paid under the Omnibus Plan are not currently determinable. Awards granted under the Omnibus Plan are within the discretion of our Compensation Committee, and our Compensation Committee has not yet made any determinations with respect to future awards, or who might receive them.

The Board of Directors recommends a vote "FOR" the approval of the US Ecology, Inc. Omnibus Incentive Plan.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with Deloitte, the Company's independent registered public accountant for fiscal year 2014, the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These include, among other items, the audit of the Company's financial statements. The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as its opinion on the effectiveness of the Company's internal controls over financial reporting.

        The Audit Committee has received written disclosures and the letter from Deloitte required by the PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Deloitte the registered public accountant's independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's earnings releases and quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2014, and the fiscal year earnings release and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. This included discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Based on the review of the Company's audited financial statements and discussion with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

        In addition, the Audit Committee, in consultation with executive management, has selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

        While the Audit Committee has provided oversight, advice and direction regarding the Company's financial reporting process, management is responsible for establishing and maintaining the Company's internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company's internal control over financial reporting and to review the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

        This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE Victor J. Barnhart Katina Dorton Daniel Fox, Committee Chairman

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the Company's compensation program for the Named Executive Officers for fiscal year 2014. The Company's executive compensation program is performance-based and otherwise designed to ensure that the interests of its executive officers, including the Named Executive Officers, are closely aligned with those of stockholders. The Board believes this program is effective in allowing the Company to attract and motivate highly qualified senior talent capable of delivering outstanding business performance. The following discussion presents the Company's executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company's executive compensation program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement. The Company's stockholders overwhelmingly approved our executive compensation program at our last annual meeting. Of the shares voted, 96.76% voted for approval, 2.73% voted against, and .49% abstained. Although this vote is non-binding, the Compensation Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee's conclusion that our existing approach to executive compensation has been successful for the Company and our stockholders.

        The Company's Named Executive Officers for fiscal year 2014 are Jeffrey R. Feeler (President and Chief Executive Officer), Eric L. Gerratt (Executive Vice President, Chief Financial Officer and Treasurer), Steven D. Welling (Executive Vice President of Sales and Marketing), Simon G. Bell (Executive Vice President of Operations, Environmental Services) and Mario Romero (Executive Vice President of Operations, Field and Industrial Services). Mr. Romero was appointed to his position effective June 17, 2014 following the Company's acquisition of EQ, at which time Mr. Bell's title was changed from Executive Vice President of Operations and Technology Development to Executive Vice President of Operations, Environmental Services.

Oversight of the Executive Compensation Program

        The Compensation Committee, which is composed entirely of independent directors, administers the Company's executive compensation program. Committee membership is determined by the Board of Directors. The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluate his performance in light of such goals and objectives, and make recommendations regarding his compensation based on this evaluation. The Compensation Committee also reviews the evaluation process and compensation structure for the Company's other executive officers, including the other Named Executive Officers, and makes recommendations regarding their compensation and that of the Board of Directors. The Compensation Committee submits all such recommendations to the Board for approval. The Compensation Committee also administers the Company's program for annual incentive cash payments as approved by the Board of Directors.

Objective of the Executive Compensation Program

        The Company's long-term corporate objective is to create superior value for its stockholders. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers with the ability to help the Company achieve this objective. The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of the Company's executive officers, including the Named Executive Officers, with those of the Company's stockholders.

Principles

        The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the Named Executive Officers would otherwise obtain if employed elsewhere in a similar position with similar responsibilities. The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company's strategic goals. The following principles are among those applied by the Compensation Committee:

  •
  Executive compensation programs should support short and long-term strategic goals and objectives;

  •
  Executive compensation programs should reflect the Company's overall value and business growth and reward individuals for outstanding contributions; and

  •
  Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executive officers.

        The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

  •
  Periodically rotating Compensation Committee members and the Compensation Committee Chairman;

  •
  Reviewing publicly available data on compensation for executive officers in peer group companies;

  •
  Establishing minimum stock ownership requirements for directors and the Chief Executive Officer and certain other senior executives; and

  •
  Establishing incentive programs for the Chief Executive Officer and other senior executives.

Role of Executive Officers and Consultants

        While the Compensation Committee determines the Company's overall compensation philosophy and independently recommends the compensation of the Chief Executive Officer to the full Board, it consults with the Chief Executive Officer with respect to both overall guidelines and specific compensation decisions for the other executive officers. As part of this process, the Chief Executive Officer gathers compensation data for public and sometimes private companies. The Compensation Committee then evaluates this and other information and discusses it with the Chief Executive Officer before presenting recommendations to the Board of Directors. The Compensation Committee has the authority to retain independent compensation consultants to provide advice relating to market and compensation trends and to assist with data gathering and analysis. In 2014, the Compensation Committee engaged Meridian to assist the Committee in its review of executive and director compensation. The Committee authorizes the Company to pay Meridian for its services around executive and director compensation and related governance, including meeting preparation and attendance, advice and best practice information, as well as competitive data.

        Meridian has no other business relationships with the Company and receives no other payments from the Company. The Compensation Committee adopted a written policy to review the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee considered Meridian in light of the six independence factors mandated by SEC rules and related NASDAQ listing standards and concluded that the work performed by Meridian is independent.

Relevance to Performance

        The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders. For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified performance targets based on achievement of operating income, health and safety and environmental compliance targets, each determined by the Board of Directors to reflect meaningful creation of stockholder value. The incentive programs for fiscal year 2014 are addressed in detail under the heading "Elements of Compensation—Annual Short-Term Incentives" in this Proxy Statement. The Compensation Committee may also recommend that the Board grant equity-based compensation based on the Company's performance and the performance of executives and other employees considered for such grants. The Compensation Committee also evaluates the financial impact of such grants on the Company, including the effect of dilution on earnings per share.

Competitive Considerations

        The Company reviews relevant market and industry compensation practices, from time to time, in order to determine appropriate overall compensation for the Named Executive Officers. It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the Named Executive Officers' interests with stockholders' interests. Peer compensation data and performance metrics as well as historical compensation information for Named Executive Officers are provided to the Compensation Committee along with a recommendation for each Named Executive Officer's salary for the succeeding fiscal year. These recommendations are then discussed and acted upon by the Board of Directors.

        In 2014, the Committee, with advice from Meridian, approved a peer group for benchmarking executive compensation consisting of eighteen (18) companies; fourteen (14) of which are in the environmental and facilities services industry and four of which are from other industries; collectively referred to as the "2014 Industry Peer Group." The 2014 Industry Peer Group companies generally range from 1/4 to 4 times the size of the Company and the Company is positioned very close to the median of the group in terms of both assets and revenue. The companies in the 2014 Industry Peer Group are as follows:

Casella Waste Sys Inc.	Horsehead Holding Corp.	Progressive Waste Solutions
CECO Environmental Corp.	Matrix Service Co.	Stericycle Inc.
Clean Harbors Inc.	Newalta Corp.	Team Inc.
Covanta Holding Corp.	North American Energy Partners	Tetra Tech Inc.
Ecology and Environment Inc.	Nuverra Environmental Solutions	TRC Cos Inc.
Heritage-Crystal Clean Inc.	Perma-Fix Environmental Services	Waste Connections Inc.

        The median of sales, total assets and market capitalization of these were respectively, in millions, $620, $828 and $852.

        In recommending a change in compensation for each Named Executive Officer following the Company's acquisition of EQ, the Compensation Committee, with the assistance of Meridian, reviewed base salary, incentive compensation and equity-based compensation of the 2014 Industry Peer Group. Market data provided by Meridian was sourced from proxies filed during 2014 and augmented by subsequent public filings. The Company does not target a particular peer or market percentile when making compensation decisions. Instead, total compensation for the Named Executive Officers is reviewed for benchmarking purposes to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, geographical location, experience of the Named Executive Officers and Company and individual performance.

Elements of Compensation

        Executive compensation is based primarily on three components: base salary, annual short-term incentive opportunities and long-term equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company's objectives. The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company's compensation objectives. The Compensation Committee does not require that a particular component comprise a set portion of the total compensation mix. The Compensation Committee believes that a significant portion of the compensation should be performance-based, as compared to fixed, and that the performance-based (incentive) compensation should align an executive's interests with those of stockholders. While the Compensation Committee reviews total direct compensation (the sum of base salary, short-term incentive and equity awards) for the Named Executive Officers, it does not have a fixed target with respect to such total direct compensation.

        Base Salary—The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes a competitive base salary provides a degree of financial stability for the Named Executive Officers. Salaries may also form the basis for other compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary. In recommending appropriate base salaries for the Named Executive Officers, the Compensation Committee considers, among other factors, (i) the performance of the Company and the contributing roles of individual Named Executive Officers; (ii) each Named Executive Officer's experience and responsibilities; (iii) the performance of each Named Executive Officer; (iv) other forms of compensation paid to the Named Executive Officers; (v) internal pay alignment and equity; and (vi) executive compensation at peer group companies, taking into account the relative size of those companies. The Compensation Committee does not assign a particular weight to any of these factors.

        Initial base salaries for the Named Executive Officers for 2014 are set forth in the table below. In connection with the completion of the EQ acquisition and the increase in the Company's size and business complexity, the Compensation Committee elected to make base salary adjustments in 2014. Effective September 12, 2014, Mr. Feeler's base salary was increased to $450,000, Mr. Welling's base salary was increased to $325,000 and each of Messrs. Gerratt, Bell and Romero's base salary was increased to $300,000.

Name and Principal Position	Initial Base Salary for 2014 ($)
Jeffrey R. Feeler	325,000
President and Chief Executive Officer
Steven D. Welling	262,000
Executive Vice President of Sales & Marketing
Simon G. Bell	215,000
Executive Vice President of Operations and Technology Development
Eric L. Gerratt	205,000
Executive Vice President, Chief Financial Officer & Treasurer
Mario Romero	225,000
Executive Vice President of Operations, Field and Industrial Services

        Annual Short-Term Incentives—Consistent with its commitment to performance-based compensation, the Company has established plans under which the Named Executive Officers and other employees are eligible to earn annual incentive cash payments based on Company performance compared to established operating income and other targets (the "Cash Incentive"). Each Named Executive Officer has an annual target incentive that is established as a percentage of annual base salary. These percentages are developed by the Compensation Committee according to each person's duties, level and range of responsibility and other compensation and are submitted to the Board of Directors for approval. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year. References to "Named Executive Officers" under this heading "Elements of Compensation—Annual Short-Term Incentives" are limited to Messrs. Feeler, Welling, Bell and Gerratt. As described in further detail below, Mr. Romero was eligible for non-equity incentive compensation for 2014 under EQ's legacy 2014 Corporate Incentive Plan ("2014 CIP").

        Effective January 1, 2014 the Compensation Committee recommended and the Board of Directors approved the 2014 Management Incentive Plan ("2014 MIP") for all Named Executive Officers and certain other key employees. Under the 2014 MIP, each Named Executive Officer was eligible to receive an incentive payment for fiscal year 2014 based upon the achievement of four independent objectives: (1) financial; (2) discretionary (3) health and safety; and (4) compliance (each a "Plan Objective"). The payout available for achievement of 100% of each Plan Objective was a percentage of the Named Executive Officer's annual base salary ("Target Cash Incentive"). The Target Cash Incentive for the Named Executive Officers for 2014 is set forth in the following table:

Named Executive Officer	Target Cash Incentive
Jeffrey R. Feeler	75%
Steven D. Welling	30%
Simon G. Bell	50%
Eric L. Gerratt	50%

The amount available for achievement of each Plan Objective was weighted as a percentage of a Named Executive Officer's Target Cash Incentive and could be earned even if the threshold performance was not met for another Plan Objective.

        The portion of a Named Executive Officer's Target Cash Incentive based on financial performance was scalable beginning with every percentage point over 89% of the Company's Board-approved consolidated operating income target ("Base MIP Target") and was weighted at up to 50% of the Named Executive Officer's Target Cash Incentive ("Finance Target Incentive"). For every percentage point achievement over 89% of the Base MIP Target, up to and including 100% (rounded to the nearest percentage), such Named Executive Officer would earn 9.09% of his respective Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the respective Finance Target Incentive (or 50% of the Named Executive Officer's Target Cash Incentive) would be awarded to the Named Executive Officer. The Named Executive Officers were eligible for an additional incentive payment in an amount calculated by multiplying their respective base salaries by an additional 4.5% for every 1% increase over the Base MIP Target and multiplying the resulting product by 50%. The additional incentive was capped at one times the participant's Target Cash Incentive. For purposes of the 2014 MIP, as approved by and in the discretion of the Board, "consolidated operating income" excluded certain extraordinary expenses and was further adjusted to add back the 2014 MIP expense and associated payroll taxes.

        Up to an additional 30% of a Named Executive Officer's Target Cash Incentive could have been earned based on the Committee's assessment of individual performance, including through achievement of established annual priorities, effective use of Company resources and other evaluative factors as determined by the Compensation Committee. The metric was independent and mutually exclusive of achievement of any other plan objective.

        The three metrics for the health and safety objective (as enumerated below) were weighted cumulatively at up to 10% of the Named Executive Officer's Target Cash Incentive and individually at up to 3.33% each of a participant's Target Cash Incentive. Each metric was independent and mutually exclusive of the other two metrics so that a percentage of the Target Cash Incentive related to one of the health and safety metrics could have been earned independent of achievement of the other two health and safety metrics. The health and safety metrics included (i) total case rates (number of safety incidents that meet OSHA recordable criteria), (ii) days away restricted time (safety incidents that result in the employee being placed on restricted duty or time away from work) and (iii) lost time incidents (number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury).

        Up to 10% of a Named Executive Officer's Target Cash Incentive was based on the metric for the compliance objective. The metric for the compliance objective was subjective based on the Company's overall compliance program effectiveness and considered the avoidance of "notices of violation or enforcement" with monetary penalties among other compliance goals and objectives. The corresponding incentive was earned based on a determination by the Compensation Committee taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under Generally Accepted Accounting Principles (GAAP)) in the plan year, the nature of the notices of violation or enforcement, the regulatory basis for any such penalty and the respective fact patterns.

        A summary of the 2014 MIP targets is provided below:

Objective/Weight	Target
Financial (50%)—Consolidated Operating Income	$55,708,332
Discretionary (30%)	Achievement of Established Priorities
Health and Safety (10%)
Total Recordable Incident Rate (3.34%)	=<2.6
Days Away Restricted Time (3.33%)	=<1.6
Lost Time Incident (3.33%)	=<0.7
Compliance (10%)	Subjective Based On Actual Results

        The Company's 2014 consolidated operating income, adjusted by adding back certain extraordinary expenses and excluding the 2014 MIP expense and associated payroll taxes, was $62,816,763, or 12.8% in excess of the Base MIP Target. The Company awarded the Named Executive Officers 100% of their respective Finance Target Incentive for achievement of 100% of the Base MIP Target. Further, because the Company's actual consolidated operating income exceeded the Base MIP Target, each of the Named Executive Officers earned an additional Cash Incentive payment calculated by multiplying his base salary by 4.5% for every 1% increase over the Base MIP Target and multiplying the resulting product by 50%. The amount of the additional Cash Incentive payment was capped at one times the respective participant's Target Cash Incentive amount.

        The Company achieved a record low rate for incidents resulting in lost time or "LTI" and restricted duty or "DART." However, the Company exceeded the industry average for recordable incidents or "TRIR" and the Cash Incentive earned for achievement of the health and safety objective was, therefore, reduced from 10.0% to 6.66% of the Named Executive Officer's Target Cash Incentive.

        The Cash Incentive earned by the Named Executive Officers for compliance was reduced from 10% to 9% of their Target Cash Incentives because of monetary penalties related to notices of enforcement, notices of violations or self-reported violations and other compliance matters.

        A summary of the 2014 MIP actual results compared to the applicable targets is provided below:

Objective/Weight	Target	Actual	Comment
Financial (50%)	$55,708,332	$62,816,763	Exceeded by 12.8%
Discretionary (30%)	Achievement of Individual and Team Objectives	Individual and Team Objectives Substantially Achieved
Health and Safety (10%)
TRIR (3.34%)	=<2.6	3.1	Not Achieved
DART (3.33%)	=<1.6	1.3	Achieved
LTI (3.33%)	=<0.7	0.4	Achieved
Compliance (10%)	Compliance Program Effectiveness	Determined Program Goals Substantially Achieved

The amount paid to each Named Executive Officer under the 2014 MIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

        For Mr. Welling, non-equity incentive compensation also included payments under the 2014 Executive Sales Incentive Plan ("2014 ESIP"). The 2014 ESIP was designed to, among other things, leverage Mr. Welling's sales and leadership skills to improve the performance of individual sales team members and drive overall sales team performance and efficiency. Mr. Welling's incentive payment was based on achievement of at least 90% of the 2014 ESIP target for treatment and disposal revenue and was capped at the level where Company-wide treatment and disposal revenue was equal to 115% of the 2014 ESIP target. The amount payable to Mr. Welling under the 2014 ESIP for actual treatment and disposal revenue ranged from 0.02% to 0.25%, depending on the level of revenue. These percentages were determined by considering the fixed and other variable component of Mr. Welling's compensation and the total compensation a person with similar expertise and experience could generally expect to be paid in the industry. The Company believes these percentages provided the appropriate incentive to Mr. Welling to achieve greater sales efficiency and growth while providing a fixed level of compensation commensurate with his talents and expertise. The maximum amount potentially payable to Mr. Welling under the 2014 ESIP was $120,524. The actual amount paid to Mr. Welling under the 2014 ESIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

        Mr. Romero was eligible to receive non-equity incentive compensation under the 2014 CIP once 80% of the EQ consolidated corporate profit budget was achieved. Forty-five percent (45%) of Mr. Romero's incentive payment under the 2014 CIP was tied to the EQ business unit or regions achieving their respective budgeted profitability goals. Twenty-five percent (25%) was tied to completion of individual objectives. Ten percent (10%) was tied to a customer experience metric and 20% was tied to achievement of overall quality, environmental, health and safety goals. Assuming that 100% of the applicable targets were met, Mr. Romero would have been entitled to an incentive payment of $65,360. A maximum amount payable Mr. Romero under the 2014 CIP was not established. EQ did not achieve the minimum threshold amount in 2014 so Mr. Romero was not eligible for an incentive payment under the 2014 CIP.

        Discretionary Bonuses—The Company may, from time to time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. The discretionary bonus amount paid each Named Executive Officer is set forth in the "Summary Compensation Table" of this Proxy Statement. The discretionary amounts granted Messrs. Feeler, Welling, Bell and Gerratt in 2014 were in recognition of their efforts in closing the common stock offering completed in December 2013 and the acquisition of EQ in June 2014. The amount granted Mr. Romero was in recognition of his efforts to integrate the Company and EQ and his expanded role as a Named Executive Officer of the combined organizations.

        Equity-Based Awards—The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package, pursuant to the 2006 Restricted Stock Plan and the 2008 Stock Option Incentive Plan. These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas. This directly aligns the interest of Named Executive Officers with the Company's stockholders because the ultimate value of the stock options and restricted stock depends on the Company's future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants. While the Company has the discretion to grant equity-based awards, some grants may be required by employment agreements entered into with the Named Executive Officers. See "Equity and Security Ownership Guidelines" below. The value of equity awards granted to Named Executive Officers in 2014 is set forth in the "Summary Compensation Table" and the "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement. With the exception of Mr. Romero, who was granted restricted stock and options as an inducement to accept Company's offer of employment, the Named Executive Officers did not receive any equity awards in 2014.

        Other Compensation—The Company provides employee benefits that are intended to meet current and future health and financial security needs for its employees, including the Named Executive Officers, and their families. Such employee benefits include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match, which are provided to the Named Executive Officers on the same terms and conditions that apply to all other full-time regular employees.

Equity and Security Ownership Guidelines

        Effective June 1, 2013, the Company entered into a new employment agreement with Mr. Feeler and, effective October 31, 2013, the Company entered into new employment agreements with Messrs. Welling, Bell and Gerratt (collectively the "2013 Employment Agreements"). Each of the 2013 Employment Agreements requires the executive to acquire and hold a minimum amount of the Company's common stock with a value calculated based on the greater of cost basis, grant date value or market value and maintain such investment level in the Company throughout the contract term. Common stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. While each executive was given thirty-six (36) months from the effective date of his 2013 Employment Agreement to satisfy the holding requirement, all of the executives were in compliance with their respective requirement as of December 31, 2014.

        Equity grants in 2013 were, and future grants will be, determined based on a variety of measures including Company performance, individual performance, compensation surveys and other measures. Messrs. Feeler, Welling, Bell and Gerratt did not receive equity awards in 2014. Mr. Romero received an equity award upon appointment to his position of Executive Vice President of Operations, Field and Industrial Services.

        The following table summarizes equity holding requirements as set forth in the respective employment agreements and the amount of the equity awards granted in 2014.

Named Executive Officer	Minimum Equity Holding Requirement 12/31/12 ($)	Minimum Equity Holding Requirement 12/31/13(1) ($)	Minimum Equity Holding Requirement 12/31/14(1) ($)	2014 Restricted Stock Award ($)(2)	2014 Stock Option Award ($)(2)
Jeffrey R. Feeler	129,000	975,000	975,000	—	—
Steven D. Welling	172,500	300,000	300,000	—	—
Simon G. Bell	129,000	300,000	300,000	—	—
Eric L. Gerratt	112,500	250,000	250,000	—	—
Mario Romero	—	—	—	46,000	46,000

(1)
Represents, for Messrs. Feeler, Welling, Bell and Gerratt, the amount that must be achieved within thirty-six (36) months of the effective date of the 2013 Employment Agreements. If, during the term of employment, the executive fails to maintain his equity ownership requirement, he will have ninety (90) days within open trading windows to cure such failure by acquiring additional shares of common stock in the Company.

(2)
Amounts are based on the dollar value of shares granted as approved by the Board and as previously reported by the Company. Equity grants in 2014 were, and future grants will be, determined based on a variety of measures including Company performance, individual performance, compensation surveys and other measures. The 2014 grants of restricted stock and stock options vest annually over three years.

Severance Arrangements

        In addition to establishing salaries, equity grants and ownership requirements, the 2013 Employment Agreements establish rights in the event of a termination or change of control. Under these agreements, the executive is entitled to certain payments and benefits in the event of a termination or change of control. Change-of-control payments are subject to a subsequent termination by the Company without cause or by the executive for good reason, as those terms are defined in the 2013 Employment Agreements. The Compensation Committee believes these protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies. An offer of employment letter ("2014 Employment Letter") was accepted by Mr. Romero upon his appointment to Executive Vice President of Operations, Field and Industrial Services wherein he is entitled to certain payments if his employment is involuntarily terminated without cause prior to December 31, 2015. For more information on potential severance payments and change-of-control benefits, refer to the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.

Risk Considerations

        The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based Cash Incentive awards focus on achievement of annual goals, the Company's incentive program is only one element of the Named Executive Officers' total compensation. The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus the Named Executive Officers on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk taking. Further, the Company grants equity awards that focus the attention of Named Executive Officers on long-term strategic goals through multi-year vesting formulas. Moreover, the Company's Chief Executive Officer and certain other executives are required to own and hold a significant amount of stock in the Company. Such long-term equity awards and ownership interests further reduce the incentive for the Company's Named Executive Officers to engage in actions designed to achieve only short-term results. The Company has reviewed its compensation policies and practices for all employees, including the Named Executive Officers, and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        U.S. federal income tax generally limits the tax deductibility of compensation the Company pays to its President and Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to such executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company's executive compensation program. Rather, the Company seeks to maintain flexibility in its executive compensation program as to the objectives of the program described above and, accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time. Accounting rules require the Company to expense the cost of equity grants. Because of equity expensing and the impact of dilution on our stockholders, we carefully consider the type of equity awards that are granted and the number and value of the shares underlying such awards.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE
Joe F. Colvin, Committee Chairman Katina Dorton Daniel Fox

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Jeffrey R. Feeler	2014	381,250	30,000	—	—	358,606	17,236	787,092
President & Chief	2013	296,904	—	375,296	374,836	288,865	15,001	1,350,902
Executive Officer	2012	208,526	50,000	45,333	45,136	162,377	9,624	520,996
Steven D. Welling	2014	295,821	10,000	—	—	280,554	12,634	599,009
Executive Vice	2013	255,923	—	148,975	149,792	253,004	11,947	819,641
President of Sales &	2012	255,916	42,500	49,275	49,972	207,557	9,714	614,934
Marketing
Simon G. Bell	2014	252,688	10,000	—	—	183,030	12,970	458,688
Executive Vice	2013	207,989	—	164,125	254,944	145,031	12,283	784,372
President of	2012	199,606	42,500	45,333	45,136	153,416	9,624	495,615
Operations, Environmental Services
Eric L. Gerratt	2014	245,327	10,000	—	—	175,695	12,916	443,938
Executive Vice	2013	198,662	—	163,776	165,050	135,084	11,941	674,513
President, Chief	2012	170,618	30,000	25,623	24,986	118,238	9,180	378,645
Financial Officer & Treasurer
Mario Romero	2014	142,211	60,000	47,630	45,240	—	3,703	298,784	(5)
Executive Vice	—	—	—	—	—	—	—	—
President of	—	—	—	—	—	—	—	—
Operations, Field and Industrial Services

(1)
The amounts listed represent the aggregate grant date fair value of stock awards during the year determined in accordance with FASB ASC Topic 718. The values are determined by multiplying the closing stock price on the date of grant by the number of stock awards. Additional information regarding the awards are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The 2014 grants of restricted stock vest annually over three years.

(2)
The amounts listed represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The 2014 grants of stock options vest annually over three years.

(3)
Represents the amount awarded for performance under the 2012 MIP, 2013 MIP and 2014 MIP and, in the case of Mr. Welling, his executive sales incentive plans.

(4)
Includes contributions the Company made on behalf of each Named Executive Officer under the Company -sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life insurance. Certain perquisites provided to certain of our Named Executive Officers are not required to be disclosed in the "Summary Compensation Table" because the amount of such benefits do not exceed the applicable disclosure thresholds.

(5)
Amounts represent a partial year with the Company, commencing with Mr. Romero's appointment to his position on June 17, 2014.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information for each Named Executive Officer regarding estimated payouts of the annual incentive opportunities granted under their respective incentive plans during the year ended December 31, 2014.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold(1) ($)	Target(2) ($)	Maximum(3) ($)
Jeffrey R. Feeler	9,083	272,517	545,034
Steven D. Welling	2,813	165,088	289,323
Simon G. Bell	4,018	120,541	241,082
Eric L. Gerratt	3,902	117,075	234,151
Mario Romero	3,268	65,360	—

(1)
Represents the minimum amount to which the Named Executive Officers were entitled based on achieving the 2014 MIP target with the lowest weighted percentage of the Target Incentive. In the case of Mr. Romero, the amount represents the amount to which he was entitled based on the consolidated corporate profit plan being achieved solely by the business unit with the lowest weighted percentage and no other objectives being achieved.

(2)
In the case of Messrs. Feeler, Welling, Bell and Gerratt, represents the amount to which the executives would have been entitled to receive based on achieving each of the 2014 MIP targets and, in the case of Mr. Welling, each of the 2014 ESIP targets. In the case of Mr. Romero, represents the amount he would have been entitled to receive for achievement of each of the 2014 CIP targets. For the amount actually paid, please refer to the "Summary Compensation Table." For additional details regarding the Company's incentive plans, please refer to the "Elements of Compensation—Annual Short-Term Incentives" section of this Proxy Statement.

(3)
The Company established a maximum payout level under the 2014 MIP equal to two times the participant's Target Incentive and, under Mr. Welling's, 2014 ESIP, the maximum payout was established based on achievement of 115% of the treatment and disposal revenue target. The maximum amount payable Mr. Romero under the 2014 CIP was not capped.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company's common stock that had not been exercised and remained outstanding as of December 31, 2014; and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)
Jeffrey R. Feeler	2,489	622	(1)	19.71	2/21/2022	—		—
	—	41,120	(2)	25.25	3/4/2023	—		—
	—	16,480	(3)	27.97	3/4/2023	—		—
	—	—		—	—	9,599	(5)	385,112
Steven D. Welling	1,042	—		15.36	3/8/2020	—		—
	5,125	—		16.18	3/10/2021	—		—
	11,711	689	(1)	19.71	2/21/2022	—		—
	6,040	24,160	(2)	25.25	3/4/2023	—		—
	—	—		—	—	3,933	(5)	157,792
Simon G. Bell	4,554	—		21.74	7/27/2016	—		—
	2,380	—		23.48	12/6/2017	—		—
	3,081	—		16.18	3/10/2021	—		—
	4,599	622	(1)	19.71	2/21/2022	—		—
	453	26,640	(2)	25.25	3/4/2023	—		—
	—	—		—	—	4,333	(5)	173,840
Eric L. Gerratt	857	—		23.48	12/6/2017	—		—
	6,600	—		20.63	1/2/2019	—		—
	2,392	—		16.18	3/10/2021	—		—
	4,134	344	(1)	19.71	2/21/2022	—		—
	2,016	22,960	(2)	25.25	3/4/2023	—		—
	—	3,120	(3)	27.97	3/4/2023	—		—
	—	—		—	—	4,266	(5)	171,152
Mario Romero	—	4,000	(4)	47.63	6/17/2024	1,000	(5)	40,120

(1)
These stock options, awarded on February 21, 2012, vest monthly over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(2)
These stock options, awarded on March 5, 2013, vest annually over five years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(3)
These stock options, awarded on September 7, 2013, vest annually over five years consistent with the terms of the stock options awarded on March 5, 2013. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(4)
These stock options, awarded on June 17, 2014, vest annually over three years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(5)
These restricted stock awards, awarded with an effective date of March 5, 2013 (June 17, 2014 in the case of Mr. Romero), vest annually over three years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(6)
Market Value was calculated by using $40.12, the Company's common stock price on December 31, 2014.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company's stock during the 2014 fiscal year and the vesting of restricted shares during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jeffrey R. Feeler	21,213	501,978	4,801	181,286
Steven D. Welling	20,000	530,400	1,967	74,274
Simon G. Bell	18,320	456,879	2,167	81,826
Eric L. Gerratt	30,554	845,429	2,134	80,580
Mario Romero	—	—	—	—

(1)
Reflects the product of (i) the number of shares acquired upon exercise of stock options; and (ii) the difference between the exercise price and the closing price per share of the Company's common stock on the day of exercise.

(2)
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards; and (ii) the average of the high and low price per share of the Company's common stock on the vesting date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        Among other things, the 2013 Employment Agreements and the 2014 Employment Letter (together, the "Employment Agreements") establish a minimum annual base salary and provide for participation in the Company's employee benefit plans, including any Cash Incentive plans. The 2013 Employment Agreements also establish equity ownership requirements to further align the interests of our Named Executive Officers with those of stockholders and to encourage a meaningful long-term contribution to the Company's future financial success.

        The Employment Agreements require the Company or its successors to pay or provide certain compensation and benefits in the event of termination of employment or, in the case of the 2013 Employment Agreements, a change of control. The compensation and benefits payable in the event of a termination of employment in 2014 are set forth in the respective Employment Agreement. Upon a termination of employment during 2014, the Company would have been obligated to pay the Named Executive Officers:

  1.
  Any unpaid base salary through the termination date and any accrued vacation;

  2.
  Any unpaid Cash Incentive earned for any fiscal year ending on or prior to the termination date;

  3.
  Any un-reimbursed business expenses incurred through the termination date; and

  4.
  All other payments or other benefits the Named Executive Officer or Mr. Romero may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the "Accrued Obligations."

        Termination—Compensation due to a Named Executive Officer in the event of termination from the Company in 2014 was dependent upon the basis for separation.

        For Cause or Without Good Reason—If a Named Executive Officer's employment had been terminated during 2014 by the Company for cause or by a Named Executive Officer without good reason the Company would have paid such the Accrued Obligations only.

        Without Cause or for Good Reason—Had Messrs. Feeler's, Welling's Bell's or Gerratt's employment been terminated during 2014 by the Company without cause or by the executive for good reason, in addition to the Accrued Obligations, such executive would have been entitled to the following:

  1.
  An amount equal to the greater of the base salary payable for the remainder of the employment term or one year's base salary;

  2.
  Continued vesting of granted stock options for the shorter of one year or the original expiration date of such option;

  3.
  Continued vesting of restricted stock grants for a period of one year; and

  4.
  Continued medical, hospitalization, life insurance and disability benefits to which the executive was entitled at the termination date for a period of twelve (12) months following the termination date ((twenty-four (24) months) in the case of Mr. Feeler's 2013 Employment Agreement).

Had Mr. Romero been involuntarily terminated by the Company without cause during 2014, in addition to the Accrued Obligations, he would have been entitled to:

  1.
  An amount equal to one year's base salary paid in accordance with regular payroll practices; and

  2.
  Continued health insurance benefits, which include medical, dental, vision and prescription as per plan provisions.

A Named Executive Officer's eligibility for receipt of the additional benefits above is subject to compliance with applicable confidentiality, work product assignment, return of property, and non-competition/non-solicitation covenants and execution of a release of claims in favor of the Company.

        The definition of good reason included, among other things, a material diminution of duties and responsibilities, material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of the applicable Employment Agreement. Cause was defined as a determination by two-thirds of the members of the Board voting that the Named Executive Officer has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his employment agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

        Death or Disability—Had a Named Executive Officer's employment been terminated during 2014 due to death, the Company would have paid such Named Executive Officer's estate the Accrued Obligations. Had a Named Executive Officer's employment been terminated during 2014 due to disability the Company would have paid such Named Executive Officer his Accrued Obligations. In addition to the Accrued Obligations, a Named Executive Officer would have been eligible to participate in the Company's long-term disability plan on a basis no less favorable to him than other senior employees of the Company.

        Retirement—Had a Named Executive Officer's employment been terminated by retirement, such Named Executive Officer would have been paid the Accrued Obligations only.

        Based on a hypothetical termination of employment on December 31, 2014, and assuming no event occurred causing the forfeiture of amounts due under an incentive plan, the Named Executive Officers would have been entitled to the amounts set forth in the table on the following page, depending on the basis for termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Medical, Hospital, Life Insurance and Disability ($)		Long- Term Disability ($)		Total ($)
Jeffrey R. Feeler
For cause or w/o good reason	107,150	3,913	358,606	—		—		469,669
W/o cause or for good reason	557,150	3,913	358,606	38,869	(1)	696	(3)	959,234
Death	107,150	3,913	358,606	—		—		469,669
Retirement	107,150	3,913	358,606	—		—		469,669
Disability	107,150	3,913	358,606	4,859	(2)	87	(4)	474,615
Steven D. Welling
For cause or w/o good reason	88,125	4,927	280,554	—		—		373,606
W/o cause or for good reason	413,125	4,927	280,554	13,926	(1)	348	(3)	712,880
Death	88,125	4,927	280,554	—		—		373,606
Retirement	88,125	4,927	280,554	—		—		373,606
Disability	88,125	4,927	280,554	3,482	(2)	87	(4)	377,175
Simon G. Bell
For cause or w/o good reason	73,837	5,617	183,030	—		—		262,484
W/o cause or for good reason	373,837	5,617	183,030	18,985	(1)	348	(3)	581,817
Death	73,837	5,617	183,030	—		—		262,484
Retirement	73,837	5,617	183,030	—		—		262,484
Disability	73,837	5,617	183,030	4,859	(2)	87	(4)	267,430
Eric. L. Gerratt
For cause or w/o good reason	69,799	—	175,695	—		—		245,494
W/o cause or for good reason	369,799	—	175,695	17,420	(1)	348	(3)	563,262
Death	69,799	—	175,695	—		—		245,494
Retirement	69,799	—	175,695	—		—		245,494
Disability	69,799	—	175,695	4,467	(2)	87	(4)	250,048
Mario Romero
For cause or w/o good reason	19,615	2,022	60,000	—		—		81,637
W/o cause of for good reason	319,615	2,022	60,000	17,630	(1)	348	(3)	399,615
Death	19,615	2,022	60,000	—		—		81,637
Retirement	19,615	2,022	60,000	—		—		81,637
Disability	19,615	2,022	60,000	4,520	(2)	87	(4)	86,244

(1)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for twelve (12) months (twenty-four (24) months in the case of Mr. Feeler).

(2)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for three months and short-term disability premium payments for thirteen (13) weeks.

(3)
Assumes payment of long-term disability premiums for twelve (12) months (twenty-four (24) months in the case of Mr. Feeler).

(4)
Assumes payment of long-term disability premiums for three months.

        Change of Control—Change-of-control benefits are intended to encourage cooperation and minimize potential resistance of Messrs. Feeler, Welling, Bell and Gerratt and other key managers to potential change-of-control transactions that may be in the best interests of stockholders.

        For purposes of the 2013 Employment Agreements, change of control was defined to include any of the following events:

  •
  A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 40% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company's securities shall not constitute a corporate reorganization; or

  •
  The sale, transfer, or other disposition of all or substantially all of the Company's assets; or

  •
  Any transaction as a result of which any person is the "beneficial owner", directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company's then outstanding voting securities; or

  •
  A change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are incumbent directors.

        Under the 2013 Employment Agreements, both a change-of-control event and subsequent termination of employment by the Company without cause or by the executive for good reason within twenty-four (24) months of such change of control are required for payment. In such an event, the executive would have been entitled to the following:

  1.
  In lieu of severance, payment equal to two times the sum of (i) base salary; and (ii) the greatest of (a) any earned but unpaid amount due under any Cash Incentive plan; (b) the executive's target incentive amount under a Cash Incentive plan for which a payment is earned, but unpaid; and (c) the Cash Incentive plan payment received (if any) for the fiscal year immediately preceding the Cash Incentive plan year in which the termination occurs; and

  2.
  All other benefits due the executive as if his employment was terminated by the Company without cause or by the executive for good reason, except that all unvested stock options and restricted stock shall become fully vested upon the termination date; provided, however, that if unvested stock options and restricted stock held by the executive are not continued, substituted for or assumed by the successor company in connection with a change of control, such awards shall immediately vest upon the change of control.

The amount of Mr. Romero's severance benefits is not affected by the occurrence of a change of control event.

        Based on a hypothetical change-of-control event and termination on December 31, 2014, the Named Executive Officers would have been entitled to Accrued Obligations and the amounts set forth in the table below. The Named Executive Officers would also have been entitled to continued medical, hospitalization, life insurance and disability benefits in the amounts set forth in the table above based on a termination by the Company without cause or by the Named Executive Officer for Good Reason.

	Base Salary ($)	Options(1) ($)	Restricted Stock(2) ($)	Total ($)
Jeffrey R. Feeler	1,617,212	824,381	385,112	2,826,705
Steven D. Welling	1,211,109	373,322	157,792	1,742,223
Simon G. Bell	966,060	408,832	173,840	1,548,732
Eric. L. Gerratt	951,391	386,344	171,152	1,508,887
Mario Romero	300,000	—	—	300,000	(3)

(1)
Assumes the exercise of unvested options granted on February 21, 2012, March 5, 2013 and September 7, 2013 and sale of the underlying common stock at the December 31, 2014 closing market price of $40.12.

(2)
Assumes the sale of all unvested restricted stock on December 31, 2014 at the closing market price of $40.12.

(3)
Assumes a termination by the Company without cause.

        In the event that the severance and other benefits provided for in the 2013 Employment Agreements or otherwise payable to Messrs. Feeler, Welling, Bell and Gerratt constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will receive either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code. After taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will receive the amount that, on an after-tax basis, results in the greatest amount of severance benefits, notwithstanding that all of some portion of such severance benefits may be taxable under Section 4999 of the Code.

COMPENSATION OF DIRECTORS

        The Company's Amended and Restated 2005 Non-Employee Director Compensation Plan (the "2005 Plan") defines the compensation arrangement for non-employee directors. Effective with the start of the 2014-2015 Board year (May 23, 2014) directors who are not employees of the Company or its subsidiaries are entitled to an annual fee of $30,000. A non-employee Chairman of the Board is entitled to receive an additional fee of $20,000. Chairmen of the Governance and Compensation Committees are entitled to receive an additional fee of $12,000. The Chairman of the Audit Committee is entitled to receive an additional fee of $15,000. Effective September 12, 2014, the annual fee for directors was increased to $50,000, the fee for a non-employee Chairman of the Board was increased to $60,000 and the fee for chairmen of each of the standing committees was increased to $20,000.

        On February 28, 2012, the Board amended the 2005 Plan to allow for payment to committee members in the form of (i) an annual cash retainer or (ii) a fee on a per committee meeting basis, as determined by the Board each year. The 2005 Plan was further amended to require a non-employee director who does not complete his or her annual service term, upon which the payment of an annual cash retainer was paid, to reimburse the Company a pro-rata portion of any such retainer. During 2014, Audit Committee members were entitled to a cash retainer of $7,000, Corporate Governance Committee members were entitled to a cash retainer of $5,000 and Compensation Committee members were entitled to a cash retainer of $5,000.

        Effective with the start of the 2014-2015 Board year (May 23, 2014), directors also receive $2,000 for each Board meeting attended in person and $1,000 for each telephonic meeting lasting more than thirty (30) minutes, including Special Committee meetings. Fees for such meetings were eliminated effective September 12, 2014 in connection with increases in compensation described above. Employee directors receive no additional compensation for their service as directors. Mr. Feeler was the only such director during 2014.

        Effective with the start of the 2014-2015 Board year (May 23, 2014), non-employee directors also receive an equity award issued in the form of restricted stock or options to purchase the Company's common stock worth $50,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders. Effective September 12, 2014 the equity award was increased to $75,000. Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting dates. All directors met the meeting attendance requirement in 2014. All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and committee meetings.

        On. March 1, 2011, the Board approved amendments to the 2005 Plan and the Company's Corporate Governance Guidelines to reflect a requirement that each non-employee director acquire (through open market purchase, restricted stock grants or exercise of stock options) and hold Company stock equal to three times his or her annual cash retainer. The stock holding value is measured at the higher of cost or market. Each non-employee director must satisfy the holding requirement within three years of first becoming subject to the requirement and, at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. Effective September 12, 2014 the number of years to satisfy the holding requirement was increased to four, requiring a minimum achievement of one-quarter of the requirement after one year, one-half of the requirement after two years and three-quarters of the requirement after three years. The stock holding requirement is calculated annually at each annual shareholder election and became effective for each serving non-employee director commencing with the May 24, 2011 Annual Meeting. All non-employee directors elected on May 24, 2011 were considered new directors for purpose of the stock holding requirement, regardless of past service. Satisfying the stock ownership requirement is a condition to vesting of all previously unvested and future equity grants. Notwithstanding the foregoing, a non-employee director who fails to comply with the stock holding requirement will be granted a cure period of ninety (90) days within open trading windows in which to resume compliance. All of the Company's non-employee directors satisfied the stock holding requirements in 2014.

        Director compensation for the year ended December 31, 2014 for the Company's non-employee directors is set forth in the following table.

Name	Fees Earned in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Victor J. Barnhart	58,999	66,702	—	125,701
Joe F. Colvin	57,989	66,702	—	124,691
Katina Dorton	29,805	53,092	—	82,897	(2)
Daniel Fox	65,445	66,702	—	132,147
David Lusk	34,035	64,682	—	98,717	(2)
Jeffrey S. Merrifield	5,000	—	—	5,000
Stephen A. Romano	78,847	66,702	—	145,549

(1)
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2014 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The number of shares awarded each of Messrs. Barnhart, Colvin, Fox, Lusk and Romano in 2014 was 1,400, equivalent to $50,000 divided by the fair market value of the stock on May 23, 2014 (June 18, 2014 in the case of Mr. Lusk) rounded to the nearest 100 shares, plus $25,000 divided by the fair market value of the stock on September 12, 2014 (prorated by the percentage of the Board year remaining) rounded to the nearest 100 shares. The number of shares awarded Ms. Dorton in 2014 was 1,200, equivalent to $50,000 divided by the fair market value of the stock on August 19, 2014 (prorated by the percentage of the Board year remaining) rounded to the nearest 100 shares, plus $25,000 divided by the fair market value of the stock on September 12, 2014 (prorated by the percentage of the Board year remaining) rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award dates was $49.65 on May 23, 2014, $47.63 on June 18, 2014, $45.05 on August 19, 2014 and $42.63 on September 12, 2014. The aggregate number of stock and option awards outstanding as of December 31, 2014 for each non-employee director is reported in the supplemental table below.

	Aggregate Number of Shares at December 31, 2014
Name	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	1,400	—
Joe F. Colvin	1,400	—
Katina Dorton	1,200	—
Daniel Fox	1,400	—
David M. Lusk	1,400	—
Stephen A. Romano	1,400	7,000
(2)
Amounts earned were prorated based on appointment to the Board on June 17, 2014 in the case of Mr. Lusk and August 20, 2014 in the case of Ms. Dorton.

        At its March 10, 2015 meeting, the Board approved, as set forth in the table below, the non-employee Board compensation for the 2015-2016 Board service period (May 28, 2015 to the 2016 Annual Meeting of Stockholders).

Annual Cash Retainer	$50,000
Dollar Value of Equity Award(1)	$75,000
Non-employee Chairman of the Board	$60,000
Committee Chairman Annual Fee:
Audit Committee	$20,000
Corporate Governance Committee	$20,000
Compensation Committee	$20,000
Committee Cash Retainer, payable quarterly:
Audit Committee	$7,000
Corporate Governance Committee	$5,000
Compensation Committee	$5,000

(1)
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company's common stock. Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings and meetings of committees of which a director is a member. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company's stock on the grant date.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

        The following tables set forth, as of April 2, 2015, the beneficial ownership of the Company's common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors, director nominees and executive officers; and (iii) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702.

        Beneficial ownership is determined in accordance with SEC rules. Shares of the Company's common stock subject to options exercisable within sixty (60) days of April 2, 2015, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon shares of common stock outstanding on April 2, 2015.

(a)    Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,453,796	(1)	11.3
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,830,641	(2)	8.5
Bares Capital Management, Inc. 12600 Hill Country Blvd. Suite R-230 Austin, TX 78738	1,615,860	(3)	7.5

(1)
Information obtained solely from Schedule 13G/A filed on February 11, 2015, wherein T. Rowe Price Associates, Inc. is identified to possess sole voting power of 695,790 shares and sole dispositive power of 2,453,796 shares.

(2)
Information obtained solely from Schedule 13G/A filed on January 23, 2015, wherein BlackRock, Inc. is identified to possess sole voting power of 1,783,496 shares and sole dispositive power of 1,830,641 shares.

(3)
Information obtained solely from Schedule 13G filed on February 17, 2015, wherein Bares Capital Management, Inc. is identified to possess sole voting power of 404 shares and sole dispositive power of 404 shares.

(b)    Directors, Director Nominees and Executive Officers

	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent of Class
Directors and Director Nominees
Victor J. Barnhart	6,120	—	6,120	*
Joe F. Colvin	10,400	—	10,400	*
Katina Dorton	1,200	—	1,200	*
Jeffrey R. Feeler	47,131	17,511	64,642	*
Daniel Fox	8,880	—	8,880	*
David M. Lusk	1,400	—	1,400	*
Stephen A. Romano	41,695	7,000	48,695	*
John T. Sahlberg	—	—	—	*
Executive Officers
Jeffrey R. Feeler	47,131	17,511	64,642	*
Steven D. Welling	14,820	30,647	45,467	*
Simon G. Bell	20,182	22,349	42,531	*
Eric L. Gerratt	24,128	22,863	46,991	*
Mario Romero	3,000	—	3,000	*
All directors, director nominees and executive officers as a group	178,956	100,370	279,326	1.3

*
Represents less than 1%.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company had no relationships or related transactions with its officers, directors or securities holders of more than 5% that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404. The Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis. Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company's knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2014, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2014, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

  •
  A director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Wayne R. Ipsen, Secretary, 251 E. Front St., Suite 400, Boise, Idaho 83702; Telephone: (208) 331-8400. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

        Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

        A copy of the Company's Annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 251 E. Front St., Suite 400, Boise, Idaho 83702 or may be accessed on the Internet at: www.usecology.com.

 EXHIBIT A

US ECOLOGY, INC.
OMNIBUS INCENTIVE PLAN

        Section 1.    Purpose of the Plan.    The purpose of the US Ecology, Inc. Omnibus Incentive Plan (the "Plan") is to assist the Company and its Subsidiaries in attracting, motivating and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company's success and a closer identity with it, aligning the interests of Employees, Consultants and Non-Employee Directors with the interests of the Company's shareholders and encouraging ownership of the Company's stock by such Employees, Consultants and Non-Employee Directors.

        Section 2.    Definitions.    As used herein, the following definitions shall apply:

          2.1.  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          2.2.  "Award" means any of Restricted Stock, Performance Stock, Options, SARs, Restricted Stock Units, Performance Stock Units, Other Stock-Based Awards or Cash-Based Awards under the Plan.

          2.3.  "Award Agreement" means the written agreement, instrument or document evidencing an Award.

          2.4.  "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

          2.5.  "Board" means the Board of Directors of the Company.

          2.6.  "Cash-Based Awards" means an Award Granted under Section 6.8 of the Plan.

          2.7.  "Cause" means,

            (a)   if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, "Cause" shall have the meaning provided in such agreement;

            (b)   if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of "Cause" is set forth in the applicable employment, consulting, severance or similar agreement, "Cause" shall have the meaning provided in the applicable Award Agreement; or

            (c)   if neither (a) nor (b) applies, then "Cause" shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or Affiliates; (iii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or its Subsidiaries or Affiliates; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant's employment agreement (if any) with the Company or its Subsidiaries or Affiliates, whether or not such breach results in the termination of the Participant's employment; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) any illegal act detrimental to the Company or its Subsidiaries or Affiliates; (viii) repeated failure to devote substantially all of the Participant's business time and efforts to the Company if required by the Participant's employment agreement; (ix) the Participant's abuse of illegal drugs and other controlled substances or the Participant's habitual intoxication; or (x) any other action for which the Participant's employment may be terminated under the Participant's employment agreement, if any, or for which applicable law permits summary dismissal without notice.

          2.8.  "Change in Control" means, after the Effective Date:

            (a)   if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, "Change in Control" shall have the meaning provided in such agreement; or

            (b)   if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of "Change in Control" is set forth in the applicable employment, consulting, severance or similar agreement, "Change in Control" shall have the meaning provided in the applicable Award Agreement; or

            (c)   if neither (a) nor (b) applies, then "Change in Control" shall mean:

                (i)  the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company (each, a "Business Combination"), unless, following such Business Combination, all or substantially all of the individuals and entities that were the Beneficial Owners of the combined voting power of the Company's outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the then-outstanding securities of the entity resulting from such Business Combination in substantially the same proportions as their ownership of the combined voting power of the Company's outstanding securities immediately prior to the Business Combination; provided, however, that a public offering of the Company's securities shall not constitute a Business Combination.

               (ii)  any transaction as a result of which any person is the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this clause (ii), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an Executive benefit plan of the Company or of a subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; or

              (iii)  the sale, transfer, or other disposition of all or substantially all of the Company's assets, other than to a wholly-owned Subsidiary or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

              (iv)  the consummation of a plan of complete liquidation or substantial dissolution of the Company; or

               (v)  a change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of the Company as of the date hereof or (b) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

Notwithstanding the foregoing, no event shall constitute a Change in Control with respect to an Award that constitutes "non-qualified deferred compensation" (within the meaning of Section 409A of the

2

Code) unless such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5).

          2.9.  "Code" means the Internal Revenue Code of 1986, as amended.

          2.10.  "Company" means US Ecology, Inc., a Delaware corporation, or any successor corporation.

          2.11.  "Committee" means the Compensation Committee of the Board. The Committee shall have at least two members, each of whom shall be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined in Section 162(m) of the Code and the regulations thereunder, and, if applicable, shall meet the independence requirements of the applicable stock exchange, quotation system or other regulatory organization on which Shares are traded.

          2.12.  "Consultant" means an individual other than an Employee or Non-Employee Director who provides bona fide services to the Company or a Subsidiary.

          2.13.  "Disability" means,

            (a)   if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, "Disability" shall have the meaning provided in such agreement;

            (b)   if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of "Disability" is set forth in the applicable employment, consulting, severance or similar agreement, "Disability" shall have the meaning provided in the applicable Award Agreement; or

            (c)   if neither (a) nor (b) applies, then "Disability" shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          2.14.  "Effective Date" means the date on which the Plan is adopted by the Board.

          2.15.  "Employee" means an individual who is an officer or an employee of the Company or a Subsidiary.

          2.16.  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          2.17.  "Fair Market Value" means, on any given date [(i) the average of the high and low sale prices reported as having occurred on the NASDAQ Global Market System (or other principal exchange or market on which the Shares are traded or listed) on such date, or, if no sale was made on such date on such principal exchange or market, on the last preceding day on which the Shares were traded or listed; or (ii) if (i) does not apply, such value as the Committee in its discretion may in good faith determine (such determination shall be made (a) in accordance with Section 409A of the Code and the regulations thereunder to the extent applicable and (b) in accordance with Section 422 of the Code and the regulations thereunder to the extent the Award granted is intended to be an Incentive Stock Option).]

          2.18.  "Good Reason" means,

            (a)   if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, "Good Reason" shall have the meaning provided in such agreement;

3

            (b)   if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of "Good Reason" is set forth in the applicable employment, consulting, severance or similar agreement, "Good Reason" shall have the meaning provided in the applicable Award Agreement; or

            (c)   if neither (a) nor (b) applies, then "Good Reason" shall mean, following a Change in Control, unless cured by the Company within 30 days following notice from the Participant thereof, (i) a relocation of the Participant's principal place of employment or other service that increases the Participant's one-way commute by more than 50 miles; (ii) a material diminution in the Participant's duties or responsibilities; or (iii) a decrease in the Participant's base salary or annual bonus opportunity, other than a decrease resulting from an across-the-board reduction in salaries or annual bonus opportunities applicable to similarly situated employees or the failure to meet performance criteria applicable to incentive compensation.

          2.19.  "Grant Date" means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

          2.20.  "Incentive Stock Option" means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option, and if the Committee does not designate an Option as an Incentive Stock Option in the Award Agreement, the terms of the Award Agreement for such Option hereby provide that the Option will not be treated as an Incentive Stock Option under Section 422 of the Code.

          2.21.  "Non-Employee Director" means a member of the Board who is not an Employee.

          2.22.  "Non-Qualified Option" means an Option or portion thereof that does not qualify as or is not intended to be an Incentive Stock Option or that is not designated as an Incentive Stock Option in the Award Agreement.

          2.23.  "Option" means a right granted under Section 6.1 of the Plan to purchase a specified number of Shares at a specified price. An Option may be an Incentive Stock Option or a Non-Qualified Option.

          2.24.  "Other Stock-Based Awards" means a right granted under Section 6.7 of the Plan.

          2.25.  "Participant" means any Employee, Non-Employee Director or Consultant who receives an Award.

          2.26.  "Performance Goals" means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies, by a financial market index or by another external measure. Performance Goals may be based upon: specified levels of or increases in the Company's, a division's or a Subsidiary's return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; safety and/or environmental record; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth

4

  measures and total stockholder return), operating profit; operating efficiency; costs; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; enterprise value; economic value added or other value added measurements; revenue; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; completion of acquisitions, business expansion or divestitures of the Company, a division or a Subsidiary; implementation of critical projects or related milestones; achievement of operational or efficiency milestones; customer or employee satisfaction; individual objectives; any financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its Subsidiaries (or any business unit of the Company or any of its Subsidiaries); and any combination of any of the foregoing criteria. Subject to Section 7.4, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

          2.27.  "Performance Period" means the period, which shall not be less than one year, selected by the Committee during which the performance of the Company, any Subsidiary, any department of the Company or any Subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

          2.28.  "Performance Stock" means Shares awarded by the Committee under Section 6.4 of the Plan that are subject to Performance Goals.

          2.29.  "Performance Stock Unit" means the right granted under Section 6.6 of the Plan to receive, on the date of settlement, one Share or an amount equal to the Fair Market Value of one Share that is subject to Performance Goals. Performance Stock Units may be settled in cash, Shares or any combination thereof; provided, however, that unless otherwise provided in an Award Agreement, Performance Stock Units shall be settled in Shares.

          2.30.  "Person" means an individual, corporation, partnership, association, limited liability company, estate or other entity.

          2.31.  "Qualified Performance-Based Award" has the meaning set forth in Section 7.1.

          2.32.  "Restricted Stock" means Shares awarded by the Committee under Section 6.3 of the Plan.

          2.33.  "Restricted Stock Unit" means the right granted under Section 6.5 of the Plan to receive, on the date of settlement, one Share or an amount equal to the Fair Market Value of one Share. Restricted Stock Units may be settled in cash, Shares or any combination thereof; provided, however, that unless otherwise provided in an Award Agreement, Restricted Stock Units shall be settled in Shares.

          2.34.  "Restriction Period" means the period during which Restricted Stock and Restricted Stock Units are subject to forfeiture.

          2.35.  "SAR" means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan. SARs may be settled in cash, Shares or any combination thereof; provided, however, that unless otherwise provided in an Award Agreement, SARs shall be settled in Shares.

5

          2.36.  "Securities Act" means the Securities Act of 1933, as amended.

          2.37.  "Share" means a share of the Company's common stock, par value $0.01, or any security into which Shares are converted by reason of any transaction or event of a type described in Section 9.

          2.38.  "Subsidiary" means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

          2.39.  "Ten Percent Stockholder" means an individual who on any given date is the Beneficial Owner (taking into account the attribution rules contained in Section 424(d) of the Code) of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

        Section 3.    Eligibility.    Except as otherwise specifically provided herein, any Employee, Non-Employee Director or Consultant who is selected by the Committee shall be eligible to receive an Award under the Plan.

        Section 4.    Administration and Implementation of the Plan.

          4.1.  The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, Participants, Persons claiming rights from or through Participants and stockholders of the Company. Notwithstanding the foregoing, the Committee may delegate to one or more officers or Board members the authority to grant Awards to eligible individuals other than Non-Employee Directors; provided that the Committee may not delegate authority to grant Awards to eligible individuals who are subject to the requirements of Rule 16b-3 of the Exchange Act or Covered Employees within the meaning of Code Section 162(m) and the regulations thereunder. Any such delegation shall be subject to the limitations of Section 157(c) of the Delaware General Corporation Law, and the Committee may revoke any such allocation or delegation at any time for any reason, with or without prior notice.

          4.2.  Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees, Non-Employee Directors and Consultants who will receive Awards pursuant to the Plan; provided that Awards granted to Non-Employee Directors shall be subject to ratification by the full Board; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, Performance Goals relating to an Award, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price, base price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine how a leave of absence will impact an Award, including, without limitation, tolling the vesting schedule or treating such leave of absence as a termination of employment or other service; (vii) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (viii) correct any defect or supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (ix) construe and interpret the Plan; and (x) make all other determinations as it may deem necessary or advisable for the administration of the Plan.

6

        Section 5.    Shares Subject to the Plan.

          5.1.  Subject to adjustment as provided in Section 9 hereof, the total number of Shares available for Awards under the Plan shall be 1,500,000 (the "Plan Limit"), of which 1,500,000 Shares may be issued pursuant to the exercise of Incentive Stock Options. Notwithstanding the foregoing, (i) Awards covering no more than 100,000 Shares may be awarded to any Participant other than a Non-Employee Director in any one calendar year and (ii) Awards covering no more than 25,000 Shares may be awarded to a Non-Employee Director in any one calendar year. For purposes of determining the number of Shares available for Awards under the Plan, each Award that is denominated in Shares but settled in cash shall count against the Plan Limit based on the number of Shares underlying such Award rather than the number of Shares issued in settlement of such Award. Any Shares tendered by a Participant in payment of an exercise price for or settlement of an Award or the tax liability with respect to an Award, including, without limitation, Shares withheld from any such Award, shall not be available for future Awards hereunder. Shares awarded under the Plan may be reserved or made available from the Company's authorized and unissued Shares or from Shares reacquired (through open market transactions or otherwise) and held in the Company's treasury. Any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the number of Shares available for Awards under the Plan.

          5.2.  If any Shares subject to an Award are forfeited or terminated without the issuance of Shares or settlement in cash, any Shares counted against the number of Shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt other procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

        Section 6.    Awards.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the Grant Date or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of a Participant's employment or other relationship with the Company or any Subsidiary; provided, however, that, except as provided in Sections 7 or 15, the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

          6.1.    Options.    Options give a Participant the right to purchase a specified number of Shares from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement. The grant of Options shall be subject to the following terms and conditions:

            (a)    Exercise Price.    The price per share at which Shares may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of a Share on the Grant Date.

            (b)    Term of Options.    The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years.

7

            (c)    Exercise of Option.    Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, Shares or any combination thereof, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Shares will be delivered or deemed to be delivered to Participants upon the exercise of such Option.

            (d)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of such Participant's Options shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels), and the Participant's Options shall remain exercisable by the Participant or the Participant's beneficiary or legal representative, as the case may be, for a period 90 days thereafter and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of such Participant's Options shall cease to vest and shall be forfeited with no further compensation due the Participant and the vested portion of such Participant's Options shall remain exercisable by the Participant or the Participant's beneficiary or legal representative, as the case may be, for a period of 30 days thereafter; provided, however, that in no event shall any Option be exercisable after its stated term has expired. All of a Participant's Options, whether or not vested, shall be forfeited immediately upon such Participant's termination by the Company or a Subsidiary for Cause with no further compensation due the Participant.

            (e)    No Dividend Equivalent Rights.    No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the unexercised portion of the Participant's Options.

            (f)    Incentive Stock Options.    The following conditions apply to Awards of Incentive Stock Options in addition to or in lieu of those described above in provisions (a)-(e) of this Section 6.1:

              (i)    Eligibility.    Incentive Stock Options may only be granted to Participants who are Employees.

              (ii)    Exercise Price.    In the case of Ten Percent Stockholder, the price at which a Share may be purchased upon exercise of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such Share on the Grant Date.

              (iii)    Term of Options.    In the case of a Ten Percent Stockholder, the term of an Incentive Stock Option shall be no greater than five years.

              (iv)    Notice.    Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a "disqualifying disposition" (as defined in Section 421(b) of the Code) of any Shares acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option

8

      as agent for the applicable Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such Participant as to the sale of such Shares. The aggregate Fair Market Value, determined as of the Grant Date, for Awards granted under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) that are intended to be Incentive Stock Options which are first exercisable by the Participant during any calendar year shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence, the portion of the Award in excess of such limit shall be a Non-Qualified Option.

              (v)    Limits on Transferability.    Notwithstanding anything in Section 13 to the contrary, no Incentive Stock Option shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

          6.2.    Stock Appreciation Rights.    An SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of one Share on the Grant Date. The grant of SARs shall be subject to the following terms and conditions:

            (a)    General.    Each Award Agreement with respect to an SAR shall specify the number of SARs granted, the grant price of the SAR, the time or times at which an SAR may be exercised in whole or in part (including vesting upon the passage of time, the attainment of Performance Goals, or a combination thereof), the method of exercise, method of settlement (in cash, Shares or a combination thereof), method by which Shares will be delivered or deemed to be delivered to Participants (if applicable) and any other terms and conditions of any SAR.

            (b)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of such Participant's SARs shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels) and the Participant's SARs shall remain exercisable by the Participant or the Participant's beneficiary or legal representative, as the case may be, for a period 90 days thereafter and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of such Participant's SARs shall cease to vest and shall be forfeited with no further compensation due the Participant and the vested portion of such Participant's SARs shall remain exercisable by the Participant or the Participant's beneficiary or legal representative, as the case may be, for a period of 30 days thereafter; provided, however, that in no event shall any SAR be exercisable after its stated term has expired. All of a Participant's SARs, whether or not vested, shall be forfeited immediately upon such Participant's termination by the Company or a Subsidiary for Cause with no further compensation due the Participant.

9

            (c)    Term.    The term of an SAR shall be specified in the Award Agreement, but shall in no event be greater than ten years.

            (d)    No Dividend Equivalent Rights.    No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant's SARs.

          6.3.    Restricted Stock.    An Award of Restricted Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the happening of specified events during the Restriction Period. An Award of Restricted Stock shall be subject to the following terms and conditions:

            (a)    General.    Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period, if any, and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock. Such restrictions may include a vesting schedule based upon the passage of time.

            (b)    Transferability.    During the Restriction Period, if any, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

            (c)    Stockholder Rights.    Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or Shares), at the same time such dividends are paid on Shares generally, and to vote such shares of Restricted Stock.

            (d)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of each Award of Restricted Stock held by such Participant shall vest in full and the applicable Restriction Period shall expire and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of each Award of Restricted Stock held by such Participant shall be forfeited with no further compensation due the Participant.

          6.4.    Performance Stock.    An Award of Performance Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are conditional on the achievement of Performance Goals during the Performance Period and subject to forfeiture upon the happening of specified events during the Restriction Period. An Award of Performance Stock shall be subject to the following terms and conditions:

            (a)    General.    Each Award Agreement with respect to Performance Stock shall specify the duration of the Performance Period and the Restriction Period, if any, and/or each installment thereof, the Performance Goals applicable to the Performance Stock and the conditions under which the Performance Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Performance Stock. Such restrictions may include a vesting schedule based on the attainment of Performance Goals measured on a milestone basis or in respect of the Performance Period.

10

            (b)    Transferability.    During the Restriction Period, if any, the transferability of Performance Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Performance Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

            (c)    Stockholder Rights.    Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Performance Stock; provided that the Participant shall not have the right to receive or accumulate dividends paid on or with respect to Performance Stock during the applicable Performance Period (whether in cash or Shares), which dividends shall be forfeited to the Company with no compensation due therefor; provided, further, that the Participant shall have the right to receive dividends paid after the expiration of the Performance Period with respect to earned Shares, whether or not such Shares are subject to restriction under Section 6.3, at the same time such dividends are paid on Shares generally.

            (d)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of each Award of Restricted Stock held by such Participant shall vest in full (with the Performance Goals being deemed to have been achieved at target or, if greater, actual levels) and the applicable Restriction Period shall expire and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of each Award of Performance Stock held by such Participant shall be forfeited with no further compensation due the Participant.

          6.5.    Restricted Stock Units.    Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Restricted Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind. The right of any Participant in respect of an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Restricted Stock Units shall be subject to the following terms and conditions:

            (a)    Restriction Period.    Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Such restrictions may include a vesting schedule based upon the passage of time.

            (b)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of each Award of Restricted Stock Units credited to such Participant shall vest in full, the applicable Restriction Period shall expire and each such Award of Restricted Stock Units shall be settled in accordance with Section 6.4(c) and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of each Award of

11

    Restricted Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

            (c)    Settlement.    Unless otherwise provided in an Award Agreement, subject to the Participant's continued employment or other service with the Company or a Subsidiary from the Grant Date through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 30 days after the expiration of the Restriction Period (or applicable portion thereof).

            (d)    Stockholder Rights.    Nothing contained in the Plan shall be construed to give any Participant rights as a stockholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights).

          6.6.    Performance Stock Units.    Performance Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Performance Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind. The right of any Participant in respect of an Award of Performance Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Performance Stock Units shall be subject to the following terms and conditions:

            (a)    Restriction Period.    Each Award Agreement with respect to Performance Stock Units shall specify the duration of the Performance Period and the Restriction Period, if any, and/or each installment thereof, the Performance Goals applicable to the Performance Stock Units and the conditions under which the Performance Stock Units may be forfeited to the Company. Such restrictions may include a vesting schedule based on the attainment of Performance Goals measured on a milestone basis or in respect of the Performance Period.

            (b)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of each Award of Performance Stock Units credited to such Participant shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels), the applicable Restriction Period shall expire and each such Award of Performance Stock Units shall be settled in accordance with Section 6.4(c) and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of each Award of Performance Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

            (c)    Settlement.    Unless otherwise provided in an Award Agreement, subject to the Participant's continued employment or other service with the Company or a Subsidiary from the Grant Date through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Performance Stock Units shall be settled within 30 days after the expiration of the Restriction Period (or applicable portion thereof).

            (d)    Stockholder Rights.    Nothing contained in the Plan shall be construed to give any Participant rights as a stockholder with respect to an Award of Performance Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights).

          6.7.    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of award (in addition to those Awards provided in

12

  Sections 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6 hereof) that is payable in, or valued in whole or in part by reference to, Shares, and that is deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may include deferred Shares or Share purchase Awards, as well as the outright grant of Shares that are not subject to any restrictions as to vesting or other forfeiture conditions, and shall be subject to such additional terms as the Committee determines in its sole discretion, consistent with provisions of the Plan.

            (a)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of each Other Stock-Based Award held by such Participant shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels) and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of each Other Stock-Based Award shall be forfeited with no further compensation due the Participant.

          6.8.    Cash-Based Awards.    The Committee is hereby authorized to grant Cash-Based Awards denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Cash-Based Awards may be based on the attainment of Performance Goals and designed to constitute Qualified Performance-Based Awards. The maximum amount payable pursuant to Cash-Based Awards granted to a Participant during any one calendar year shall not exceed $10,000,000.

            (a)    Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon a Participant's termination of employment or other service with the Company and its Subsidiaries (A) at any time, due to the Participant's death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Participant for Good Reason, the unvested portion of each Cash-Based Award held by such Participant shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels) and become payable and (ii) upon a Participant's termination of employment or other service with the Company and its Subsidiaries for any other reason, the unvested portion of each Cash-Based Award held by such Participant shall be forfeited with no further compensation due the Participant.

        Section 7.    Code Section 162(m).

          7.1.    General Requirements.    If at any time the Company is subject to Code Section 162(m), the Committee may grant Awards that satisfy the following requirements for the exception to Code Section 162(m) for qualified performance-based compensation ("Qualified Performance-Based Awards"):

            (a)    Eligibility.    Only Participants who are "Covered Employees" within the meaning of Section 162(m) of the Code shall be eligible to receive Qualified Performance-Based Awards. The Committee shall designate in its sole discretion which Covered Employees shall be Participants for a Performance Period within the earlier of the (i) first 90 days of the Performance Period and (ii) the lapse of 25% of the Performance Period.

13

            (b)    Performance Goals.    The Committee shall establish in writing within the earlier of the (i) first 90 days of a Performance Period and (ii) the lapse of 25% of the Performance Period, and in any event, while the outcome is substantially uncertain, (x) Performance Goals for the Performance Period, and (y) in respect of such Performance Goals, a minimum acceptable level of achievement below which no Award shall be made, and an objective formula or other method for determining the Award to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Goals.

            (c)    Certification.    Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Qualified Performance-Based Awards earned for the period based upon the Performance Goals and the related formulas or methods as determined pursuant to Section 7.1(b). The Committee shall then determine the actual number of Shares issuable under each Participant's Award for the Performance Period, and, in doing so, may reduce or eliminate the amount of the Award, as permitted in the Award Agreement. In no event shall the Committee have the authority to increase Award amounts to any Covered Employee.

            (d)    Termination of Employment.    Notwithstanding anything herein to the contrary, the Committee shall not permit the payment or other settlement of a Qualified Performance-Based Award following a Participant's termination of employment with the Company and its Subsidiaries for any reason other than the Participant's death or Disability or following a Change in Control unless such Qualified Performance-Based Award would have been paid or settled based on the actual outcome of the applicable Performance Goals during the applicable Performance Period absent such termination of employment. Notwithstanding anything herein to the contrary, unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, upon a Participant's termination of employment with the Company and its Subsidiaries (i) at any time, due to the Participant's death or Disability or (ii) within 24 months following a Change in Control, by the Company or a Subsidiary for Cause or by the Participant for Good Reason, the Participant's Qualified Performance-Based Awards shall be paid or settled in full based on the assumption that the applicable Performance Goals have been achieved at target or, if greater, actual levels. Upon a Participant's termination of employment with the Company and its Subsidiaries for Cause, 100% of a Participant's Qualified Performance-Based Awards shall be forfeited with no compensation due therefor.

          7.2.  Notwithstanding anything in Section 5.1 to the contrary, the maximum number of Shares underlying Qualified Performance-Based Awards that may be granted to a Participant in any one Performance Period is 100,000 and the maximum number of shares that may be granted to a Participant pursuant to Options and SARs is 100,000, in each case, subject to adjustment as provided in Section 9. The maximum amount payable to a Participant pursuant to Cash-Based Awards that are intended to constitute Qualified Performance-Based Awards during any one calendar year shall not exceed $10,000,000.

          7.3.  The Committee may, without the consent of a Participant, make any amendment, alteration or other modification to the Plan as would have a material adverse affect on the rights of such Participant if such modification is necessary to ensure a deduction under Code Section 162(m).

          7.4.  The Committee is authorized, in its sole discretion, to adjust or modify a Performance Goal for a Performance Period, including, without limitation, the applicable minimum, target and

14

  maximum levels of achievement, in connection with any one or more of the following events: (a) asset write-downs; (b) significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and restructuring programs or change in the corporate structure or capital structure of the Company; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company's fiscal year. Except as otherwise provided above in this Section 7.4, the Committee may not (i) adjust or otherwise amend any Performance Goal if such adjustment or amendment would adversely affect the status of an Award as a Qualified Performance-Based Award; or (ii) change any material term of a Performance Goal without stockholder approval as required by Section 162(m) and the regulations thereunder.

        Section 8.    Change in Control.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, a Change in Control shall not, in and of itself, accelerate the vesting, settlement or exercisability of outstanding Awards. Notwithstanding the foregoing and unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, if (i) the successor corporation (or its parent) does not agree to assume an outstanding Award or does not agree to substitute or replace such Award with an award involving the ordinary shares of such successor corporation (or its parent) on terms and conditions necessary to preserve the rights of the applicable Participant with respect to such Award, (ii) the securities of the Company or the successor corporation will not be publicly traded on a U.S. securities exchange or (iii) the Change in Control is not approved by a majority of the Incumbent Directors immediately prior to such Change in Control, the Committee, in its sole discretion, may take one or more of the following actions with respect to all, some or any such Awards: (a) accelerate the vesting, settlement and, if applicable, exercisability of such Awards such that the Awards are fully vested, settled and, if applicable, exercisable (effective immediately prior to such Change in Control); provided that Awards subject to performance-based vesting conditions shall be paid or settled in full based on the actual level of achievement of the applicable Performance Goals through the date of the Change in Control or, if doing so would result in the Participant's receipt of a larger payment or settlement amount, using the applicable target (or, in the case of a Change in Control described in clause (ii), maximum) level of achievement through the date of such Change in Control rather than such actual level of achievement; (b) cancel outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Shares underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that any Option or SAR with an exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of the Shares on the date of the Change in Control shall be cancelled with no payment due the Participant; or (c) take such other actions as the Committee deems appropriate to preserve the rights of Participants with respect to their Awards. The judgment of the Committee with respect to any matter referred to in this Section shall be conclusive and binding upon each Participant without the need for any amendment to the Plan. Notwithstanding the foregoing, no Award that constitutes "non-qualified deferred compensation" (within the meaning of Section 409A of the Code) shall be payable upon the occurrence of a Change in Control unless such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5). In addition to the actions described above, and without the consent of any Participant, effective upon the occurrence of a Change in Control, the Committee may, in its sole discretion, terminate all Awards granted under the Plan that are treated as "non-qualified deferred compensation" under Section 409A of the Code and settle such

15

shares for a cash payment equal to the Fair Market Value of such Shares or any benchmark, if any, provided that (1) such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5) and (2) all other arrangements that would be aggregated with such Awards under Section 409A of the Code are terminated and liquidated within 30 days before or 12 months after such Change in Control.

        Section 9.    Adjustments upon Changes in Capitalization.

          9.1.  In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issuable in respect of outstanding Awards, (iii) the aggregate number and kind of Shares available under the Plan, (iv) the limits described in Section 5 of the Plan and (v) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that each adjustment shall be made in a manner consistent with Section 7.

          9.2.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 9.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, all adjustments shall be made in a manner consistent with Section 7 and no adjustment shall be made in a manner that would adversely affect the status of an Award as a Qualified Performance-Based Award.

        Section 10.    Termination and Amendment.

          10.1.    Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company's stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's stockholders if (i) such action would increase the number of Shares subject to the Plan, (ii) such action results in the repricing, replacement or cash buyout/repurchase of any Option, SAR or other Award, or (iii) such stockholder approval is required by any applicable law or regulation or the rules of any stock exchange on which the Shares may then be listed, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company's stockholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award, except insofar as any such action is necessary to ensure the Plan's compliance with applicable law or regulation or the listing requirements of an applicable securities exchange, including, without limitation, Code Sections 162(m) or 409A.

          10.2.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award, except insofar as any such action is necessary to ensure the Plan's compliance with applicable law or regulation or the listing requirements of an applicable securities exchange, including, without limitation, Code Sections 162(m) or 409A.

16

        Section 11.    No Right to Award, Employment or Service.    No Employee, Consultant or Non-Employee Director shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. For purposes of this Plan, a transfer of employment or service between the Company and its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation.

        Section 12.    Taxes.    Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations and to require the Participant to enter into elections in respect of taxes. Withholding of taxes in the form of Shares with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act shall have the right to pay all or a portion of any withholding or other taxes due in connection with an Award by directing the Company to withhold Shares that would otherwise be received in connection with such Award up to the minimum required withholding amount.

        Section 13.    Limits on Transferability; Beneficiaries.    No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, except as provided in Section 6.1(f)(v), the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a natural person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

        Section 14.    Securities Law Requirements.

          14.1.  No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company's Shares under any state or federal law or regulation, or (ii) require the consent or approval of any regulatory body or the satisfaction of

17

  withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended.

          14.2.  The Committee may require, as a condition to the issuance of Shares hereunder, representations, warranties and agreements to the effect that such Shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such Shares and that the Participant will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder.

        Section 15.    Code Section 409A.    The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and all provisions of the Plan, including, without limitation, Sections 6, 8 and 9, and any Award Agreement shall be applied and interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant's prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a "specified employee" within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant's separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant's separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day of the seventh month following such Participant's separation from service or (ii) the tenth business day following such Participant's death. Notwithstanding the foregoing, none of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by any Participant as a result of the application of Code Section 409A.

        Section 16.    Recoupment.    Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company pursuant to the terms of any Company "clawback" or recoupment policy.

        Section 17.    Foreign Participants.    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

18

        Section 18.    Termination.    Unless earlier terminated, the Plan shall terminate on the 10th anniversary of its adoption by the Board, and no Awards under the Plan shall thereafter be granted; provided that no such termination shall impact Awards that were granted prior to such termination.

        Section 19.    Fractional Shares.    The Company will not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional Shares in cash.

        Section 20.    Non-Exclusivity of Plan.    Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board, the Company or any Subsidiary or Affiliate to establish any other cash or equity annual or incentive compensation plan or as limiting the authority of any of the foregoing to issue Shares or pay cash bonuses or other supplemental or additional cash or equity incentive compensation to any service provider to the Company, its Subsidiaries or Affiliates, whether or not such person is a Participant in this Plan and regardless of how the number of Shares or the amount of such bonuses or other cash or equity compensation is determined.

        Section 21.    Discretion.    In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee, Consultant or Non-Employee Director, the Company, any Subsidiary, any Affiliate of the Company, any stockholder or any other Person.

        Section 22.    Governing Law.    To the extent that Federal laws do not otherwise control, the validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

        Section 23.    Effective Date.    The Plan shall become effective upon the Effective Date; provided that no Shares shall be issued under the Plan prior to the date on which the Plan is approved by the Company's stockholders.

*          *          *          *           *

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the date set forth below.

US ECOLOGY, INC.
By:
Name:
Title:
Date:

19

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000243167_1 R1.0.0.51160 US ECOLOGY,INC. 251 E. FRONT STREET SUITE 400 BOISE, ID 83702 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 Joe F. Colvin 02 Katina Dorton 03 Jeffrey R. Feeler 04 Daniel Fox 05 David M. Lusk 06 Stephen A. Romano 07 John T. Sahlberg The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2015. 3. To approve, by non-binding vote, executive compensation. For Against Abstain 4. To approve the Company's Omnibus Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000243167_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . US ECOLOGY, INC. Annual Meeting of Stockholders May 27, 2015 8:00 AM EDT This proxy is solicited by the Board of Directors US ECOLOGY, INC. The stockholder(s) hereby appoint(s) Jeffrey R. Feeler and Wayne R. Ipsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. EDT on May 27, 2015 at the Fairfield Inn & Suites, 17350 Fox Drive, Livonia, Michigan 48152 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

QuickLinks

PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3
APPROVAL OF OMNIBUS INCENTIVE PLAN PROPOSAL NO. 4
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS
EXHIBIT A US ECOLOGY, INC. OMNIBUS INCENTIVE PLAN